UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.        )

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TerraForm Power, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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7550 Wisconsin Avenue, 9th Floor

Bethesda, Maryland 20814

April 23, 2015

Dear Stockholder:

We cordially invite you to attend TerraForm Power, Inc.’s Annual Meeting of Stockholders. The meeting will be held virtually, via live webcast at http://www.virtualshareholdermeeting.com/TERP on June 2, 2015, at 9:00 A.M., Eastern Time.

Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. At the meeting, stockholders will vote on a number of important matters. Please take the time to carefully read each of the proposals described in the attached Proxy Statement.

Thank you for your support of TerraForm Power, Inc.

Sincerely,

/s/ Carlos Domenech Zornoza
Chief Executive Officer, President and Director

7550 Wisconsin Avenue, 9th Floor

Bethesda, Maryland 20814

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date	9:00 A.M., Eastern Time, on June 2, 2015

Place	Virtually, via live webcast at http://www.virtualshareholdermeeting.com/TERP.

Items of Business

Proposal No. 1: Election of directors.

Proposal No. 2: To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2015.

To transact any other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Record Date	You are entitled to vote at the Annual Meeting and at any adjournments or postponements thereof if you were a stockholder of record at the close of business on April 14, 2015.

Voting	Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. You may vote by either marking, signing and returning the enclosed proxy card or using telephone or internet voting, if available. For specific instructions on voting, please refer to the instructions on your enclosed proxy card.

Internet Availability of Proxy Materials	Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on June 2, 2015. TerraForm Power, Inc.’s Proxy Statement and 2014 Annual Report to Stockholders are available at: http://www.terraform.com.

By Order of the board of directors,

April 23, 2015
Bethesda, Maryland	/s/ Ahmad Chatila
Chairman

i

7550 Wisconsin Avenue, 9th Floor

Bethesda, Maryland 20814

PROXY STATEMENT

The board of directors of TerraForm Power, Inc. (the “Company,” “TerraForm Power,” “we,” “us” or “our”) is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders to be held on June 2, 2015, at 9:00 A.M., Eastern Time, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held virtually, via live webcast at http://www.virtualshareholdermeeting.com/TERP. This Proxy Statement and the accompanying proxy card, Notice of Annual Meeting of Stockholders, and the 2014 Annual Report to Stockholders (the “Annual Report”) mailing will commence on or about April 23, 2015, to stockholders of record as of April 14, 2015 (the “Record Date”).

EXPLANATORY NOTE

We are an “emerging growth company” under applicable U.S. federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act,” including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, or the “Exchange Act.” In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) July 17, 2019; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, or the “SEC.”

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	We are providing these proxy materials to you in connection with the solicitation, by the board of directors of TerraForm Power, of proxies to be voted at our Annual Meeting and at any adjournments or postponements thereof. You are receiving this Proxy Statement because you were a TerraForm Power stockholder as of the close of business on the Record Date. This Proxy Statement provides notice of the Annual Meeting, describes the two proposals presented for stockholder action and includes information required to be disclosed to stockholders.

Q:	How do I obtain electronic access to the proxy materials?

This Proxy Statement and our Annual Report to Stockholders are available on our website at http://www.terraform.com. If you are a stockholder of record, you may elect to receive future annual reports or proxy statements electronically by so indicating on your proxy card. If you hold your shares in street name, you should contact your broker, bank or other nominee for information regarding electronic delivery of proxy materials.

An election to receive proxy materials electronically will remain in effect for all future annual meetings unless revoked. Stockholders requesting electronic delivery may incur costs, such as telephone and internet access charges, that must be borne by the stockholder.

Q:	What do I need to do in order to be able to attend the Annual Meeting online?

A:	TerraForm Power, Inc. will be hosting the virtual Annual Meeting via live webcast only. Any stockholder can attend the virtual Annual Meeting live online at http://www.virtualshareholdermeeting.com/TERP. The webcast will start at 9:00 A.M., Eastern Time. Stockholders may vote and submit questions while attending the virtual Annual Meeting online. In order to be able to enter the virtual Annual Meeting, you will need the control number, which is included on your proxy card if you are a stockholder of record of shares of voting common stock or included with your voting instruction card and voting instructions you received from your broker, bank or other agent if you hold your shares of voting common stock in a “street name.” Instructions on how to attend and participate online are also posted online at http://www.proxyvote.com.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are two proposals scheduled to be voted on at the Annual Meeting:

•	Election of directors; and

•	Ratification of appointment of KPMG LLP as our independent registered public accounting firm for 2015.

Q:	What is the board of directors’ voting recommendation?

A:	Our board of directors recommends that you vote your shares:

•	“FOR” the election of Ahmad Chatila, Carlos Domenech Zornoza, Brian Wuebbels, Hanif “Wally” Dahya, Mark Florian, Mark Lerdal, Martin Truong, Francisco “Pancho” Perez Gundin and Steven Tesoriere to serve on our board of directors until the next annual meeting; and

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2015.

Q:	Who is entitled to vote?

A:	All shares owned by you as of the Record Date, which is the close of business on April 14, 2015, may be voted by you. These shares include shares that are:

•	held directly in your name as the stockholder of record; and

•	held for you as the beneficial owner through a broker, bank or other nominee.

Q:	What is the difference between Class A Shares, Class B Shares and Class B1 Shares?

A:	Each Class A Share and Class B1 Share is entitled to one vote on each matter properly brought before the Annual Meeting. Each Class B Share is entitled to ten votes on each matter properly brought before the Annual Meeting.

The Class A Shares are listed on the NASDAQ Global Select Market, or the “NASDAQ.” The Class B and Class B1 Shares were issued as part of a reorganization completed in connection with our July 2014 initial public offering, or the “IPO.” The

Class B and Class B1 Shares have no economic rights (and therefore no rights to any dividends we may pay) and are intended solely to provide the holders with a voting interest in our company commensurate with their economic interest in TerraForm Power, LLC, or “Terra LLC,” a Delaware limited liability company of which we are the managing member. The Class B and Class B1 Shares are not expected to be registered for public sale or listed on the NASDAQ or any other securities exchange.

On the Record Date, TerraForm Power had approximately:

•	56,017,984 shares of Class A common stock;

•	62,726,654 shares of Class B common stock; and

•	5,840,000 shares of Class B1 common stock,

issued and outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to certain officers of TerraForm Power or to vote in person at the virtual Annual Meeting. We have enclosed or sent a proxy card for you to use. You may also vote on the internet or by telephone, as described below under the heading “How can I vote my shares without attending the Annual Meeting?”

Beneficial Owner. If your shares are held in an account at a broker, bank or other nominee, like many of our stockholders, you are considered the beneficial owner of shares held in street name, and these proxy materials were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares, and you are also invited to attend the Annual Meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the virtual Annual Meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that is the stockholder of record of your shares giving you the right to vote the shares at the virtual Annual Meeting. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the internet or by telephone, as described below under the heading “How can I vote my shares without attending the Annual Meeting?”

Q:	How do I vote?

A:	You may vote by one of the following methods:

Vote by Internet

Before The Meeting - Go to http://www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 1, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to http://www.virtualshareholdermeeting.com/TERP

You may attend the virtual Annual Meeting via the Internet and vote during the virtual Annual Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Vote by Phone

You may vote by dialing 1-800-690-6903.

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 1, 2015.

Have your proxy card in hand when you call and then follow the instructions.

Vote by Mail

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Stockholder of Record. If you are a stockholder of record, you may vote during the virtual Annual Meeting. Alternatively, you may vote by proxy over the Internet or by signing, dating and returning the proxy card, or by telephone. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the virtual Annual Meeting, you may still attend and vote at the virtual Annual Meeting. In such case, your previously submitted proxy will be disregarded.

•	To vote during the virtual Annual Meeting, follow the online instructions provided on the proxy card to log in to http://www.virtualshareholdermeeting.com/TERP.

•	To vote by proxy over the Internet, follow the instructions provided on the proxy card.

•	To vote by telephone, call the toll free number found on the proxy card.

•	To vote by mail, request a paper copy of the materials and simply complete, sign and date the proxy card and return it promptly by mail.

If we receive your signed proxy card, or your vote by Internet or phone before the virtual Annual Meeting, we will vote your shares of voting common stock as you direct.

Beneficial Owner. If you are a beneficial owner of shares of voting common stock registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote online during the virtual Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold your shares directly as the stockholder of record or beneficially own your shares in street name, you may direct your vote without attending the virtual Annual Meeting by voting in one of the following manners:

•	Internet. Go to the website listed on your proxy card or voting instruction card and follow the instructions there. You will need the control number included on your proxy card or voting instruction form;

•	Telephone. Dial the number listed on your proxy card or your voting instruction form. You will need the control number included on your proxy card or voting instruction form; or

•	Mail. Complete and sign your proxy card or voting instruction card and return it promptly by mail.

If you vote on the internet or by telephone, you do not need to return your proxy card or voting instruction card. Internet and telephone voting for stockholders will be available 24 hours a day, and will close at 11:59 P.M., Eastern Time, on June 1, 2015.

Q:	What is the quorum requirement for the Annual Meeting?

A:	A quorum is necessary to hold a valid Annual Meeting. A quorum exists if the holders of a majority in voting power of our capital stock issued and outstanding and entitled to vote thereat are present in person or represented by proxy. Abstentions and broker non-votes are counted as present for determining whether a quorum exists. A broker non-vote occurs when an intermediary holding shares for a beneficial owner does not vote on a particular proposal because the intermediary does not have discretionary voting power for that particular proposal and has not received instructions from the beneficial owner.

Q:	What happens if I do not give specific voting instructions?

A:	Stockholder of Record. If you are a stockholder of record and you submit a signed proxy card or submit your proxy by telephone or the internet, but do not specify how you want to vote your shares on a particular proposal, then the proxy holders will vote your shares in accordance with the recommendations of the board of directors on all matters presented in this Proxy Statement. With respect to any other matters properly presented for a vote at the Annual Meeting, the proxy holders will vote your shares in accordance with their best judgment.

Beneficial Owners. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the NASDAQ rules, the broker, bank or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters such as the election of directors. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Therefore, we urge you to give voting instructions to your broker. Shares represented by such broker non-votes will be counted in determining whether there is a quorum. Because broker non-votes are not considered entitled to vote, they will have no effect on the outcome other than reducing the number of shares present in person or by proxy and entitled to vote from which a majority is calculated.

Q:	What is the voting requirement to approve each of the proposals?

A:	Nine directors have been nominated for election at the Annual Meeting. Each director will be elected by a plurality of the votes cast in the election of directors at the Annual Meeting, either in person or represented by properly authorized proxy. This means that the nine nominees who receive the largest number of “FOR” votes cast will be elected as directors. Stockholders cannot cumulate votes in the election of directors. Abstentions and broker non-votes will have no effect on this proposal.

The ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes represented at the meeting and entitled to vote on the proposal. In accordance with Delaware law, only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to the ratification of the appointment of our independent registered public accounting firm will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast “for” the ratification of the appointment of our independent registered public accounting firm, they will have the same effect as negative votes or votes against that matter. Any broker, bank or other nominee that holds your shares may vote on this proposal even without instruction from you.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Who will count the vote?

A:	A representative of Broadridge will tabulate the votes and act as the inspector of election.

Q:	Can I revoke my proxy or change my vote?

A:	Yes. You may revoke your proxy or change your voting instructions at any time prior to the vote at the Annual Meeting by:

•	providing written notice to our Secretary;

•	delivering a valid, later-dated proxy or a later-dated vote on the internet or by telephone; or

•	attending the virtual Annual Meeting and voting online during the meeting.

Please note that your attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. Shares held in street name may be voted by you at the virtual Annual Meeting only if you obtain a signed proxy from the stockholder of record giving you the right to vote the shares.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	TerraForm Power will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic and facsimile transmission by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. In addition, we may reimburse the transfer agent, brokerage firms and other persons representing beneficial owners of shares of TerraForm Power’s common stock for their expenses in forwarding solicitation material to such beneficial owners.

Q:	Where may I request an additional copy of this proxy statement or our Annual Report?

A:	Any stockholder of record who wishes to receive an additional copy of this Proxy Statement or of our Annual Report on Form 10-K as filed with the SEC without charge may (i) call us at 240-762-7700 or (ii) mail a request to: TerraForm Power, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, MD 20814, Attention: Secretary, and we will promptly deliver the requested materials to you. You may also obtain our Annual Report on Form 10-K, as well as this Proxy Statement, on the SEC’s website (www.sec.gov), or on our website at http://www.terraform.com.

Q:	Is my vote confidential?

A:

Yes. We encourage stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. We have designated Broadridge to receive and tabulate stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to us or any of its officers or employees except (i) where disclosure is required by applicable law, (ii) where disclosure of your vote is expressly requested by you or (iii) where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to us from time to time and publicly announced at the Annual Meeting.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Below is a list of names, ages (as of December 31, 2014) and a brief account of the business experience of persons who serve as our executive officers, other key officers and directors. Each of our executive officers and other key officers listed below were appointed to their respective position with us in January 2014, with the exception of Alejandro “Alex” Hernandez, who was appointed in September 2014.

Name	Age	Position
Carlos Domenech Zornoza	44	Director, President and Chief Executive Officer
Francisco “Pancho” Perez Gundin	43	Director, Executive Vice President and Chief Operating Officer
Alejandro “Alex” Hernandez	37	Executive Vice President and Chief Financial Officer
Kevin Lapidus	44	Senior Vice President, Corporate Development and M&A
Sebastian Deschler	43	Senior Vice President, General Counsel and Secretary
Ahmad Chatila	48	Director and Chairman
Brian Wuebbels	42	Director
Steven Tesoriere	36	Director
Martin Truong	38	Director
Mark Lerdal	56	Director
Mark Florian	56	Director
Hanif “Wally” Dahya	58	Director

Carlos Domenech Zornoza, Director, President and Chief Executive Officer

Carlos Domenech Zornoza serves as our President and Chief Executive Officer. Previously, Mr. Domenech Zornoza served as the Executive Vice President & President of SunEdison Capital from March 2013 to January 2014. After the acquisition of SunEdison, Inc., or “SunEdison,” or “Our Sponsor,” by MEMC Electronic Materials, Inc. in November 2009, Mr. Domenech Zornoza served as the Executive Vice President & President of SunEdison. Before that, Mr. Domenech Zornoza served as the Chief Financial Officer of SunEdison beginning in September 2007 until he became its Chief Operating Officer in November 2008. Prior to joining SunEdison, Mr. Domenech Zornoza spent 14 years with General Electric, where he served in a variety of leadership roles, including serving as the Chief Financial Officer of Universal Pictures International Entertainment, then a division of General Electric. We believe Mr. Domenech Zornoza’s extensive energy industry and leadership experience enables him to provide essential guidance to our board of directors.

Francisco “Pancho” Perez Gundin, Director, Executive Vice President and Chief Operating Officer

Pancho Perez Gundin serves as our Chief Operating Officer. Previously, Mr. Perez Gundin served as the President of SunEdison Europe, EMEA and Latin America from June 2009 to January 2014. Mr. Perez Gundin began with SunEdison in operations in November 2008. Prior to joining SunEdison, Mr. Perez Gundin spent 14 years with Universal Pictures International Entertainment, where he served in a variety of financial roles, including most recently serving as Financial Director for that company. We believe Mr. Perez Gundin’s extensive leadership and financial and energy industry experience enables him to contribute significant managerial and financial oversight skills to our board of directors.

Alejandro “Alex” Hernandez, Executive Vice President and Chief Financial Officer

Alex Hernandez was appointed as our Chief Financial Officer in September 2014. Prior to joining us, Mr. Hernandez spent nine years with Goldman, Sachs & Co., where he served as a Managing Director in the Investment Banking Division. In that role, Mr. Hernandez was responsible for primary coverage of North American energy companies in the power, utility, and renewable energy sectors, and provided strategic and capital markets advice to management teams and boards of directors.

Kevin Lapidus, Senior Vice President, Corporate Development and M&A

Kevin Lapidus serves as our Senior Vice President, Corporate Development and M&A. Mr. Lapidus also serves as the Senior Vice President, Corporate Development and M&A for SunEdison, a position he has held since January 2013. In that role, Mr. Lapidus manages SunEdison’s Global Corporate Development group and is responsible for company and project acquisitions, joint ventures and partnerships, and other capital raising and strategy initiatives. Previously, Mr. Lapidus served as SunEdison’s General Counsel from February 2007 until joining the Global Corporate Development group. Mr. Lapidus previously also managed SunEdison’s Government Affairs group. Prior to that, Mr. Lapidus served as the Senior Vice President and General Counsel of two other technology companies, and for six years served on the board of directors of the Washington Metropolitan Area Corporate Counsel Association (WMACCA), including serving as its president for one year. Mr. Lapidus was also an attorney at both Hale and Dorr LLP and Hogan & Hartson L.L.P.

Sebastian Deschler, Senior Vice President, General Counsel and Secretary

Sebastian Deschler serves as our Senior Vice President, General Counsel and Secretary. Previously, Mr. Deschler served as SunEdison’s Vice President and Head of Legal, EMEA and Latin America, from July 2010 to January 2014. Mr. Deschler previously served as Director, International Legal and Head of Legal, Europe, of SunEdison from December 2007 to June 2010. Prior to joining SunEdison, Mr. Deschler was an attorney at Milbank, Tweed, Hadley & McCloy LLP and Orrick, Herrington & Sutcliffe LLP in Washington, D.C., handling project finance, regulatory and corporate matters.

Ahmad Chatila, Director and Chairman

Ahmad Chatila serves as Chairman of our board of directors. Mr. Chatila serves as the President, Chief Executive Officer and as a member of the board of directors for SunEdison, positions he has held since March 2009. Prior to SunEdison, Mr. Chatila served as Executive Vice President of the Memory and Imaging Division, and head of global manufacturing for Cypress Semiconductor. Previously, Mr. Chatila served as managing director of Cypress’ Low Power Memory Business Unit. Prior to these roles at Cypress, Mr. Chatila served in sales at Taiwan Semiconductor Manufacturing Co. We believe Mr. Chatila’s extensive leadership experience enables him to play a key role in all matters involving our board of directors and contribute an additional perspective from the energy industry.

Brian Wuebbels, Director

Brian Wuebbels is a member of our board of directors. Mr. Wuebbels serves as the Executive Vice President and Chief Financial Officer of SunEdison, positions he has held since May 2012. Mr. Wuebbels has been with SunEdison/MEMC Electronic Materials, Inc. since 2007 and previously held various positions, including Vice President and General Manager—Balance of System Products, Vice President, Solar Wafer Manufacturing, Vice President of Financial Planning and Analysis and Vice President Operations Finance. Before joining MEMC, Mr. Wuebbels served as Vice President and Chief Financial Officer of Honeywell’s Sensing and Controls Business. Prior to that, Mr. Wuebbels spent 10 years at General Electric in various senior finance and operations roles in multiple businesses around the world. We believe Mr. Wuebbels’ extensive leadership and financial expertise enables him to contribute significant managerial, strategic and financial oversight skills to our board of directors.

Steven Tesoriere, Director

Steven Tesoriere is a member of our board of directors. Mr. Tesoriere is a Managing Principal and Portfolio Manager of Altai Capital Management, L.P. Prior to founding Altai Capital in 2009, Mr. Tesoriere was an analyst at Anchorage Capital Group, L.L.C. from 2003 to 2009, and prior to that, he was an Associate at Goldman, Sachs & Co. and an Analyst at The Blackstone Group, L.P. Mr. Tesoriere is a member of the board of directors of SunEdison. Mr. Tesoriere brings extensive financial management experience and financial expertise to our board of directors which allows him to bring valuable contributions in finance development.

Martin Truong, Director

Martin Truong was appointed to our board of directors in connection with the completion of our IPO. Mr. Truong has served as SunEdison’s Vice President, General Counsel and Secretary since April of 2013 and was promoted to Senior Vice President in May of 2014. Mr. Truong joined SunEdison in February 2008 and has held various roles of increasing responsibility, most recently serving as SunEdison’s Assistant General Counsel with legal responsibilities for Emerging Markets, Solar Materials and intellectual property licensing and monetization. Mr. Truong’s extensive energy industry and leadership experience enables him to provide valuable guidance to our board of directors.

Mark Lerdal, Director

Mark Lerdal was appointed to our board of directors in connection with the completion of our IPO. Mr. Lerdal has served as the Executive Chairman of Leaf Clean Energy, a closed end fund focused on renewable energy investments since April 1, 2014. He has also been a Managing Director of MP2 Capital, LLC, a developer, owner and operator of solar generation assets since 2009. From September of 2011 to February of 2013 Mr. Lerdal served as President of Hydrogen Energy California, a developer of a carbon capture and sequestration facility. Prior to that time Mr. Lerdal was a Managing Director at KKR Finance in its debt securities division. He has been active in the renewable energy business for 30 years as an investor, operating executive and attorney. Mr. Lerdal also serves as a non-executive board member at Trading Emissions and Onsite Energy Corporation. Mr. Lerdal’s extensive energy industry and leadership experience enables him to provide valuable guidance to our board of directors.

Mark Florian, Director

Mark Florian was appointed to our board of directors in connection with the completion of our IPO. Mr. Florian has served as a Managing Director and the Head of Infrastructure Funds at First Reserve, a premier global energy-focused investment firm, since 2008. The energy infrastructure investment business of First Reserve currently has over $4 billion of assets under management. Prior to joining First Reserve, Mr. Florian had a 23-year career at Goldman Sachs, where he served in several senior roles, including Chief Operating Officer of Goldman Sachs’ Public Sector and Infrastructure Department. During his time at Goldman Sachs, Mr. Florian’s work spanned various areas of the firm, including the corporate investment banking, mergers & acquisitions and public finance areas. Mr. Florian’s experience in investment banking for infrastructure companies and his extensive experience in the energy industry enables him to provide essential guidance to our board of directors and management team.

Hanif “Wally” Dahya, Director

Hanif “Wally” Dahya was appointed to our board of directors in connection with the completion of our IPO. Mr. Dahya has served as the Chief Executive Officer of the Y Company LLC, a private investment firm that specializes in restructuring distressed assets in the emerging markets, focusing on

Telecommunications, Energy, and Environmental Industries since 2007. Before founding the Y Company LLC, Mr. Dahya was a Partner at Sandler O’Neill & Partners LP, a full service investment banking firm specializing in serving financing institutions, from 1991 to 1997. Prior to that, Mr. Dahya worked at EF Hutton & Company, Inc. in the Corporate Finance group, served as a Managing Director at LF Rothschild & Company, Inc., and was a Managing Director at UBS Securities Inc. Mr. Dahya is currently a member of the board of directors of New York Community Bancorp, Inc., for which he chairs the Investment Committee and the New York Commercial Bank Credit Committee and is a member of the Audit Committee, Nominating and Corporate Governance Committee, Risk Assessment Committee, Capital Adequacy Committee and the Asset Liability Committee. Mr. Dahya brings valuable energy industry and public company board experience to our board of directors.

BOARD LEADERSHIP STRUCTURE

Our board of directors consists of nine members.

Our board of directors is responsible for, among other things, overseeing the conduct of our business, reviewing and, where appropriate, approving our long-term strategic, financial and organizational goals and plans, and reviewing the performance of our chief executive officer and other members of senior management. Following the end of each year, our board of directors will conduct an annual self-evaluation, which includes a review of any areas in which the board of directors or management believes the board of directors can make a better contribution to our corporate governance, as well as a review of the committee structure and an assessment of the board of directors’ compliance with corporate governance principles. In fulfilling the board of directors’ responsibilities, directors have full access to our management and independent advisors.

CORPORATE GOVERNANCE AND BOARD MATTERS

Independence of the board of directors

For purposes of the applicable stock exchange rules, we are a “controlled company.” Controlled companies under those rules are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. SunEdison, Inc. or “our Sponsor,” controls more than 50% of the combined voting power of our common stock and, as a result, has and will continue to have the right to designate a majority of the members of our board of directors for nomination for election and the voting power to elect such directors.

Specifically, as a controlled company, we are not required to have (i) a majority of independent directors, (ii) a nominating and corporate governance committee composed entirely of independent directors, (iii) a compensation committee composed entirely of independent directors or (iv) an annual performance evaluation of the nominating and corporate governance and compensation committee. We currently rely on the exceptions with respect to having a majority of independent directors, establishing a compensation committee or nominating committee and annual performance evaluations of such committees. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the applicable stock exchange rules. The controlled company exemption does not modify the independence requirements for the audit committee, and we comply with the requirements of the Sarbanes-Oxley Act and the applicable NASDAQ rules, which require that our audit committee be composed of at least three members, each of whom is independent. In addition, we maintain a Corporate Governance and Conflicts Committee comprised of at least three independent directors.

Information regarding the board of directors and its Committees

The board of directors met six times during 2014. The standing committees of our board of directors consists of an Audit Committee and a Corporate Governance and Conflicts Committee. Each of the committees reports to the board of directors as they deem appropriate and as the board may request. The composition, duties and responsibilities of these committees are set forth below. The following table provides membership and meeting information for each of the board committees during 2014:

Name	Audit	Corporate Governance & Conflicts
Ahmad Chatila	—	—
Brian Wuebbels	—	—
Carlos Domenech Zornoza	—	—
Hanif “Wally” Dahya	Chairperson	Member
Steven Tesoriere	Member	—
Martin Truong	—	—
Mark Lerdal	Member	Member
Francisco “Pancho” Perez Gundin	—	—
Mark Florian	—	Chairperson
Total meetings held in fiscal year 2014	5	10

Each board member attended at least 75% of the meetings of the board and applicable committees held in fiscal 2014 during the period for which such member was a director and/or committee member.

Below is a description of each committee of the board of directors.

Audit Committee

The Audit Committee is responsible for, among other matters: (i) appointing, retaining and evaluating our independent registered public accounting firm and approving all services to be performed by it, (ii) overseeing our independent registered public accounting firm’s qualifications, independence and performance, (iii) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC, (iv) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements, (v) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters, and (vi) reviewing and approving related person transactions.

Our Audit Committee consists of Messrs. Tesoriere, Lerdal and Dahya. We believe that Messrs. Tesoriere, Lerdal and Dahya qualify as independent directors according to the rules and regulations of the SEC and the NASDAQ with respect to audit committee membership. We also believe that Mr. Dahya qualifies as our “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Mr. Dahya has been designated as the chairperson of the Audit Committee. Our board of directors has adopted a written charter for the Audit Committee which is available on our corporate website, http://www.terraform.com.

Corporate Governance and Conflicts Committee

Our Corporate Governance and Conflicts Committee is responsible for, among other matters: (i) developing and reviewing the Company’s corporate governance guidelines, including recommending any changes to the board of directors, (ii) reviewing and approving potential conflict transactions between the Company and any affiliated parties, including SunEdison and certain of its subsidiaries, with respect to acquisitions of assets and other transactions, including the evaluation of acquisition opportunities presented to the Company pursuant to the Project Support Agreement (as defined below), (iii) making recommendations to the board of directors concerning the structure, composition and functioning of the board and its committees, (iv) overseeing, coordinating and developing guidelines for evaluations of the Board, each of its committees and management, and developing guidelines for such evaluations, (v) reviewing and reporting to the board of directors regarding potential conflicts of interest of directors, and (vi) providing leadership and guidance to the board of directors and to the Company regarding other matters of corporate governance.

Our Corporate Governance and Conflicts Committee consists of Messrs. Lerdal, Florian and Dahya. We believe Messrs. Lerdal, Florian and Dahya qualify as independent directors according to the rules and regulations of the SEC and the NASDAQ. Mr. Florian has been designated as the chairperson of the Corporate Governance and Conflicts Committee. Our board of directors has adopted a written charter for the Corporate Governance and Conflicts Committee which is available on our corporate website, http://www.terraform.com.

Compensation Committee

As a controlled company, we are not required to establish a compensation or nominating committee under NASDAQ rules and we have not established, and do not currently intend to establish, such committees.

Other Committees

Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

RISK OVERSIGHT MANAGEMENT

The board of directors oversees the risk management activities designed and implemented by our management. Our senior management is responsible for assessing and managing our risks on a day-to-day basis. The board of directors executes its oversight responsibility for risk management both directly and through its committees. The full board of directors considers specific risk topics, including risks associated with our strategic plan, business operations and capital structure. In addition, the board of directors receives detailed regular reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.

The board has delegated to the Audit Committee oversight of our risk management process. Our Audit Committee oversees and reviews with management our policies with respect to risk assessment and risk management and our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. Our board of directors oversees risk related to compensation policies. Our Corporate Governance and Conflicts Committee also considers and addresses risk as it performs its respective committee responsibilities. Both standing committees report to the full board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

STOCKHOLDER COMMUNICATIONS WITH OUR BOARD OF DIRECTORS

Stockholders and interested parties may communicate with our board of directors by sending correspondence to the board of directors, a specific committee of our board of directors or a director c/o our Secretary, at TerraForm Power, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814.

Our Secretary reviews all communications to determine whether the contents include a message to a director and will provide a summary and copies of all correspondence (other than solicitations for services, products or publications) to the applicable director or directors at each regularly scheduled meeting. The Secretary will alert individual directors to items that warrant a prompt response from the individual director prior to the next regularly scheduled meeting. Items warranting prompt response, but not addressed to a specific director, will be routed to the applicable committee chairperson.

CODE OF BUSINESS CONDUCT

Our board of directors has adopted a Code of Business Conduct that applies to all of our directors, officers, and employees, including our Chief Executive Officer and Chief Financial Officer. Our Code of Business Conduct is available on our website. If we amend or grant a waiver of one or more of the provisions of our Code of Business Conduct, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Business Conduct that apply to our principal executive officer and financial and accounting officers by posting the required information on our website.

CONFLICTS OF INTEREST POLICY

Our board of directors has adopted a Conflicts of Interest Policy that applies to all of our employees, including our Chief Executive Officer and Chief Financial Officer. Our Conflicts of Interest Policy is available on our website.

NON-EMPLOYEE DIRECTOR COMPENSATION

The officers of SunEdison who also serve as our directors will not receive additional compensation for their service as one of our directors. Our directors who are not officers or employees of us or SunEdison are entitled to compensation as “non-employee directors” as set by our board of directors.

Our directors who are not employees of us or SunEdison are entitled to the following fees for their service on our board of directors and its committees:

•	$50,000 annual board of directors cash retainer;

•	$20,000 additional cash retainer for the chairman of the Audit Committee;

•	$7,500 additional cash retainer for each member of the Audit Committee; and

•	$12,500 additional cash retainer for the chairman of the Corporate Governance and Conflicts Committee and $5,000 additional cash retainer for each member of the Corporate Governance and Conflicts Committee.

In addition, certain of our directors who are not employees of us or SunEdison have been and will be awarded restricted stock units, or “RSUs,” for shares of our common stock on an annual basis (based on the date of the annual stockholder meeting for each year) in connection with their board service. RSUs are awarded in an amount such that the number of underlying shares of common stock has a total value of $150,000 on the date the award is granted (rounded to the nearest 100 shares), which vest on the first anniversary of the grant date. For newly elected or appointed outside directors that become directors on a date other than the date of the annual stockholder meeting, such directors receive RSUs for a pro rata portion of the $150,000 total value based on their start date. Certain of our non-employee directors were awarded RSUs in 2014 as described below.

Each member of our board of directors will be indemnified for their actions associated with being a director to the fullest extent permitted under Delaware law.

2014 Director Compensation. The following table sets forth information about the compensation of each person, other than employees, who served as a director during the 2014 fiscal year.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	Other Compensation ($)	Total ($)
Hanif “Wally” Dahya	40,127	133,212	—	—	—	—	173,339
Steven Tesoriere	—	—	—	—	—	—	—
Mark Lerdal	33,439	133,212	—	—	—	—	166,651
Mark Florian	33,439	133,212	—	—	—	—	166,651

(1)	This column represents the grant date fair value for stock awards granted to the director in 2014, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic No. 718, Compensation — Stock Compensation, or “FASB ASC Topic No. 718.” See Note 13 of the notes to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 13, 2015, for a discussion of our assumptions in determining the grant date fair values of equity awards. As of December 31, 2014, no non-employee directors have outstanding option awards or unvested stock awards.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our voting securities as of April 14, 2015 by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC.

This table lists applicable percentage ownership based on 56,017,984 shares of our Class A common stock, 62,726,654 shares of our Class B common stock, and 5,840,000 shares of our Class B1 common stock (collectively, our “Common Stock”), in each case outstanding as of April 14, 2015. Shares issuable upon exercise of options to purchase shares of our Common Stock that are exercisable within 60 days of April 14, 2015 are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Class A Common Stock, Class B Common Stock, or Class B1 Common Stock(1)	Percent of Total Outstanding Common Stock
5% Stockholders:
SunEdison(2)	62,726,654	50.3%
Riverstone(3)	5,840,000	4.7%
Directors and Executive Officers:
Carlos Domenech Zornoza(4)	1,738,860	1.4%
Francisco “Pancho” Perez Gundin	808,152	*
Alejandro “Alex” Hernandez	18,750	*
Kevin Lapidus	341,312	*
Sebastian Deschler	140,901	*
Ahmad Chatila	—	—
Brian Wuebbels	5,000	*
Steven Tesoriere(5)	1,800,000	1.4%
Martin Truong	7,500	*
Mark Lerdal	10,000	*
Mark Florian	—	—
Hanif “Wally” Dahya	—	—
Sanjeev Kumar(6)	102,519	*
Directors, Director Nominees and Executive Officers as a group (13 persons)	4,954,244	4.0%

*	Less than one percent
(1)	Represents shares of Class A common stock or shares of Class B common stock and Class B1 common stock that are exchangeable at any time for shares of Class A common stock on a 1:1 basis. Each share of our Class B common stock is entitled to 10 votes per share.
(2)	Represents shares of Class B common stock held directly or indirectly by SunEdison Holdings Corporation, a wholly owned subsidiary of SunEdison. SunEdison Holdings Corporation does not own any shares of Class A common stock. However, SunEdison Holdings Corporation owns 62,726,654 Class B units of Terra LLC, which are exchangeable (together with shares of our Class B common stock) for shares of our Class A common stock at any time. As a result, SunEdison Holdings Corporation may be deemed to beneficially own the shares of Class A common stock for which such Class B units are exchangeable. The principal place of business for these entities is 13736 Riverport Drive, Suite 1000, Maryland Heights, Missouri 63043.
(3)	Represents shares of Class B1 common stock received by Riverstone in connection with our acquisition of the Mt. Signal project from Silver Ridge Power, LLC. Riverstone does not own any shares of Class A common stock. However, Riverstone owns 5,840,000 Class B1 units of Terra LLC, which are exchangeable (together with shares of our Class B1 common stock) for shares of our Class A common stock at any time. As a result, Riverstone may be deemed to beneficially own the shares of Class A common stock for which such Class B units are exchangeable. The principal place of business for this entity is 712 Fifth Avenue, 36th Floor, New York, New York 10019.
(4)	Does not include shares of Class A common stock indirectly owned based on Mr. Domenech Zornoza’s 38.4% limited partnership interest in Everstream Incentive LP.
(5)	Mr. Tesoriere serves as managing principal of Altai Investment Manager and member of IMGP. In such capacity, Mr. Tesoriere may be deemed to beneficially own the shares held by Altai Capital Master Fund, Ltd., or “ACMF.” Mr. Tesoriere disclaims beneficial ownership of the securities held by ACMF except to the extent of his pecuniary interest therein. Such shares are also reported above in the holdings of ACMF. The principal place of business of Mr. Tesoriere is 152 West 57th Street, 10th Floor, New York, New York 10019.
(6)	Effective September 29, 2014, Mr. Sanjeev Kumar resigned as Chief Financial Officer.

ARRANGEMENTS AFFECTING CHANGE IN CONTROL OF COMPANY

SunEdison, has pledged, in the aggregate, 100% of the shares of Class B common stock and Class B units that it owns to its lenders as security under (i) a Margin Loan Agreement with the lenders party thereto and Deutsche Bank AG, London Branch, as the administrative agent and the calculation agent thereunder (the “Margin Loan Agreement”), (ii) the 3.75% Guaranteed Exchangeable Senior Secured Notes due 2020 issued pursuant to an Indenture, dated January 29, 2015 (the “Exchangeable Note Indenture”), and (iii) under its credit facility with Wells Fargo Bank, National Association, as administrative agent, Goldman Sachs Bank USA and Deutsche Bank Securities Inc., as joint lead arrangers and joint syndication agents, Goldman Sachs Bank USA, Deutsche Bank Securities Inc., Wells Fargo Securities, LLC and Macquarie Capital (USA) Inc., as joint bookrunners, and the lenders identified in the credit agreement (the “Credit Facility”). If SunEdison breaches certain covenants and obligations in the Margin Loan Agreement, the Exchangeable Note Indenture or the Credit Facility, an event of default could result and the lenders could exercise their right to accelerate all the debt under the Margin Loan Agreement, the Exchangeable Note Indenture or the Credit Facility, as applicable, and foreclose on the pledged shares (and a corresponding number of Class B units).

Because SunEdison owns a majority of the combined voting power of our common stock, the occurrence of an event of default, foreclosure, and a subsequent sale of all, or substantially all, of the shares of Class A common stock received upon foreclosure of any pledged securities could result in a change of control. SunEdison, through its wholly-owned subsidiary, SunEdison Holdings Corporation, owns 62,726,654 Class B units of Terra LLC, which are exchangeable (together with shares of our Class B common stock) for shares of our Class A common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our Common Stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us and written representations provided to us by all of our directors and executive officers and certain of our greater than 10% stockholders, we believe that during the year ended December 31, 2014, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

POLICIES AND PROCEDURES FOR RELATED PARTY TRANSACTIONS

As provided by our corporate governance and conflicts committee charter adopted in connection with our initial public offering, our corporate governance and conflicts committee is responsible for reviewing and recommending to the board whether to approve in advance any material related party transactions between us and SunEdison or its affiliates. The members of our corporate governance and conflicts committee determine whether to recommend a related party transaction in the exercise of their fiduciary duties as directors.

OUR RELATIONSHIP WITH SUNEDISON, INC.

The following are summaries of certain provisions of our related party agreements and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. We therefore urge you to review the agreements in their entirety. Copies of the forms of the agreements have been filed as exhibits to the registration statement of which this prospectus is a part, and are available electronically on the website of the Securities and Exchange Commission at www.sec.gov.

IPO Private Placements

On July 3, 2014, ACMF and Everstream Opportunities (the “IPO Private Placement Purchasers”), entered into stock purchase agreements with us pursuant to which they purchased an aggregate of $65.0 million of our Class A common stock at a price per share equal to the IPO price in separate private placement transactions (the “IPO Private Placements”). Mr. Steven Tesoriere, a member of our board of directors, is a managing principal of Altai Capital Management, L.P., which is the investment adviser of ACMF, the associated investment fund which purchased Class A common stock in the IPO Private Placements. In addition, Mr. Carlos Domenech Zornoza, our President and Chief Executive Officer, holds a 38.4% limited partnership interest in Everstream Incentive LP, which is associated with Everstream Opportunities, the investment fund which purchased Class A common stock in the IPO Private Placements.

In addition, the stock purchase agreements provided for registration rights pursuant to which the IPO Private Placement Purchasers will be entitled to up to two long form registrations on Form S-1 and five short-form registrations on Form S-3 (in each case, so long as the aggregate market value of the shares to be registered equals at least $20.0 million, or at least $10.0 million if the shares to be registered constitute all of the registrable securities held by such IPO Private Placement Purchasers), the right to demand a shelf registration statement be filed, and “piggyback” registration rights for shares of Class A common stock acquired pursuant to the IPO Private Placements. A demand registration may take any form, including an underwritten offering and a shelf registration, provided that the investors are only entitled to two long form registrations and five short-form registrations (including takedowns from a resale shelf registration statement).

PROJECT SUPPORT AGREEMENT

Immediately prior to the completion of our IPO, Terra LLC entered into a Support Agreement with SunEdison (the “Support Agreement”), pursuant to which SunEdison provides Terra LLC the opportunity to acquire the Call Right Projects (as defined below) and a right of first offer with respect to the right of first offer, or “ROFO,” Projects, as described below.

Call Right Projects

Pursuant to the Support Agreement, SunEdison provides us and our subsidiaries with the right, but not the obligation, to purchase for cash certain solar projects from its project pipeline (the “Call Right Projects”). The Call Right Projects consist of (i) a list of identified projects and (ii) other projects to be identified in the future that are both (a) located in the United States, Canada, the United Kingdom, Chile or any other country on which we and SunEdison mutually agree and (b) subject to a fully executed power purchase agreement, energy hedge contract, renewable energy certificate contract or solar renewable energy contract, as applicable (each, a “PPA”) (or expected to be subject to a fully executed PPA prior to the commencement of commercial operations date, or “COD,” for such project) with a creditworthy counterparty, as determined in our reasonable discretion. The timing of the payment of the purchase price paid by us to SunEdison for the Call Right Projects shall be as mutually agreed between us and SunEdison.

The Support Agreement requires SunEdison to add qualifying projects from its development pipeline to the Call Right Project list on a quarterly basis until we have been offered Call Right Projects that have the specified minimum amount of projected future twelve months cash available for distribution, or “Projected FTM CAFD,” for each of the periods covered by the Support Agreement. In addition, SunEdison will be permitted to remove a project from the list of Call Right Projects if, in its reasonable discretion, the project is unlikely to be successfully completed, effective upon notice to us. In that case, the Sponsor will be required to replace such project with one or more additional reasonably equivalent projects that have a similar economic profile.

SunEdison’s commitment is to offer us Call Right Projects with aggregate Projected FTM CAFD of $175.0 million by the end of 2016. The Support Agreement requires SunEdison to offer us solar projects from the completion of our IPO through the end of 2015 that have Projected FTM CAFD of at least $75.0 million, and to offer us solar projects during 2016 that have Projected FTM CAFD of at least $100.0 million. If the amount of Projected FTM CAFD provided from the completion of our IPO through 2015 is less than $75.0 million or the amount of Projected FTM CAFD provided during 2016 is less than $100.0 million, SunEdison has agreed that it will continue to offer sufficient Call Right Projects until the total aggregate Projected FTM CAFD commitment has been satisfied.

The Support Agreement provides that we will work with SunEdison to mutually agree on the fair market value and Projected FTM CAFD of each Call Right Project. In the case of the Call Right Projects that are added to the list in the future, this process, with respect to the price, will occur within a reasonable time after the new Call Right Project is added to the list of identified Call Right Projects. If we are unable to agree on a price or Projected FTM CAFD for a project within 90 calendar days after it is added to the list (or with respect to Projected FTM CAFD such shorter period as will still allow Terra LLC to timely complete the relevant call right exercise process), we and SunEdison, upon written notice from either party, will engage a third-party advisor to determine the price or Projected FTM CAFD of such project. We and SunEdison will each pay 50% of the fees and expenses of any third-party advisor that is retained pursuant to the Support Agreement; provided that if we do not agree to purchase the project in question, we will be responsible for 100% of such fees and expenses. We have agreed to pay cash for each Call Right Project that we acquire, unless we and SunEdison otherwise mutually agree. In the event SunEdison receives a bona fide offer for a Call Right Project from a third party prior to the time we provide SunEdison written notice of our exercise of our right to purchase a Call Right Project, SunEdison must give us notice of such offer in reasonable detail and we will have the right to acquire such Call Right Project on terms substantially similar to those SunEdison could have obtained from such third party and at a price no less than the price specified in the third-party offer. If we decline to exercise our purchase right, SunEdison will be permitted to sell the applicable project to a third party. Notwithstanding the foregoing, after the price for a Call Right Project has been agreed or determined and until the total aggregate Projected FTM CAFD commitment has been satisfied, SunEdison may not market, offer or sell that Call Right Project to any third party without our consent.

We will be permitted to exercise our call right with respect to any Call Right Project identified in the Support Agreement at any time during the applicable call right period for that Call Right Project, which generally will begin on the date of the agreement with respect to identified projects or the date a project is added to the Call Right Project list and will end 30 days prior to the project’s COD. If we exercise our option to purchase a Call Right Project under the Support Agreement, SunEdison will be required to sell us that project on or about the date of its COD unless we otherwise agree to a different date.

ROFO Projects

The Support Agreement provides that SunEdison will grant us a right of first offer with respect to any proposed sale or other transfer of any solar project or portfolio of projects developed by SunEdison during the six-year period following the completion of our IPO (other than Call Right Projects) located in the United States, Canada, the United Kingdom, Chile and other jurisdictions we and SunEdison may agree on. We refer to these projects as the ROFO Projects. SunEdison agrees to negotiate with us in good faith, for a period of 30 days, to reach an agreement with respect to any proposed sale of a ROFO Project for which we have exercised our right of first offer before it may sell or otherwise transfer such ROFO Project to a third party. If we and SunEdison are unable to agree upon terms with respect to a ROFO Project, SunEdison will have the right to sell such project to a third party on terms generally no less favorable to SunEdison than those offered to us.

SunEdison will not be obligated to sell any of the ROFO Projects and, therefore, we do not know when, if ever, any ROFO Projects will be offered to, or acquired by, us. In addition, in the event that SunEdison elects to sell ROFO Projects, SunEdison will not be required to accept any offer we make and may choose to sell the projects to a third party (provided that the terms are no less favorable to SunEdison than those offered to us) or not to sell the projects at all.

Corporate Governance and Conflicts Committee

For as long as SunEdison has voting control over us, any material action taken by us under the Support Agreement, including any termination or amendment thereof, the exercise or waiver of any of our rights thereunder and the terms and conditions of any definitive agreement for the purchase and sale of a Call Right Project will require the approval of our Corporate Governance and Conflicts Committee.

Termination

We or SunEdison will have the right to terminate the Support Agreement upon written notice if the other party materially breaches or defaults in the performance of its obligations under the Support Agreement or under any transaction agreement entered into by the parties in connection with any of the Call Right Projects or the ROFO Projects, and such breach or default is continuing for 30 days after the breaching party has been given a written notice specifying such default or breach.

PROJECT-LEVEL MANAGEMENT AND ADMINISTRATION AGREEMENTS

While projects are under construction and after they reach COD, affiliates of SunEdison will provide certain services to our project-level entities.

Under the engineering, procurement and construction, or “EPC,” contracts for projects developed by SunEdison, the relevant Sponsor affiliates provide liquidated damages to cover delays in project completions, as well as market standard warranties, including performance ratio guaranties for periods that generally range between two and five years depending on the relevant market. The operating and maintenance, or “O&M,” contracts cover preventive and corrective maintenance services for a fee as defined in such agreement. The relevant Sponsor affiliates also provide generation availability guarantees of 99% for a majority of the projects covered by such O&M agreements (on a MW basis), and related liquidated damage obligations. In certain cases, asset management contracts cover the provision of asset management services to the relevant project-level entity. For the year ended December 31, 2014, SunEdison received a total of approximately $346.8 million in compensation under the related EPC contracts and $0.9 million in compensation under the related O&M contracts.

MANAGEMENT SERVICES AGREEMENT

Immediately prior to the completion of our IPO, we, Terra LLC, TerraForm Power Operating, LLC, or “Terra Operating LLC,” and SunEdison entered into the Management Services Agreement pursuant to which SunEdison agreed to provide or arrange for other service providers to provide management and administration services to us and our subsidiaries.

Services Rendered

Under the Management Services Agreement, SunEdison or certain of its affiliates provides or arranges for the provision by an appropriate service provider of the following services:

•	causing or supervising the carrying out of all day-to-day management, secretarial, accounting, banking, treasury, administrative, liaison, representative, regulatory and reporting functions and obligations;

•	identifying, evaluating and recommending to us acquisitions or dispositions from time-to-time and, where requested to do so, assisting in negotiating the terms of such acquisitions or dispositions;

•	recommending and implementing our business strategy, including potential new markets to enter;

•	establishing and maintaining or supervising the establishment and maintenance of books and records;

•	recommending and, where requested to do so, assisting in the raising of funds whether by way of debt, equity or otherwise, including the preparation, review or distribution of any prospectus or offering memorandum in respect thereof and assisting with communications support in connection therewith;

•	recommending to us suitable candidates to serve on the boards of directors or their equivalents of our subsidiaries;

•	making recommendations with respect to the exercise of any voting rights to which we are entitled in respect of our subsidiaries;

•	making recommendations with respect to the payment of dividends by us or any other distributions by us, including distributions to holders of our Class A common stock;

•	monitoring and/or oversight of the applicable accountants, legal counsel and other accounting, financial or legal advisors and technical, commercial, marketing and other independent experts, and managing litigation in which we are sued or commencing litigation after consulting with, and subject to the approval of, the relevant board of directors or its equivalent;

•	attending to all matters necessary for any reorganization, bankruptcy proceedings, dissolution or winding up of us, subject to approval by the relevant board of directors or its equivalent;

•	supervising the timely calculation and payment of taxes payable, and the filing of all tax returns;

•	causing our annual consolidated financial statements and quarterly interim financial statements and, as applicable, local statutory accounts to be: (i) prepared in accordance with generally accepted accounting principles or other applicable accounting principles for review and audit at least to such extent and with such frequency as may be required by law or regulation; and (ii) submitted to the relevant board of directors or its equivalent for its prior approval;

•	making recommendations in relation to and effecting the entry into insurance policies covering our assets, together with other insurances against other risks, including directors and officers insurance as the relevant service provider and the relevant board of directors or its equivalent may from time to time agree;

•	arranging for individuals to carry out the functions of principal executive, accounting and financial officers for purposes of applicable securities laws;

•	providing individuals to act as senior officers as agreed from time-to-time, subject to the approval of the relevant board of directors or its equivalent;

•	advising us regarding the maintenance of compliance with applicable laws and other obligations; and

•	providing all such other services as may from time-to-time be agreed with us that are reasonably related to our day-to-day operations.

In the event we are able to, or otherwise elect to, provide any or all of the services ourselves then SunEdison will not provide such services. The services provided by SunEdison are subject to the supervision of our Corporate Governance and Conflicts Committee and SunEdison will only provide the services requested by the Corporate Governance and Conflicts Committee and will at all times comply with our conflicts of interest policy.

In addition, pursuant to the Management Services Agreement, we are required to, and to cause our subsidiaries to, use commercially reasonably efforts to have SunEdison or an affiliate of SunEdison act as the primary operating and maintenance and asset management counterparty for the projects in our portfolio on terms and conditions that are market standard and otherwise reasonably acceptable to our Corporate Governance and Conflicts Committee. The amounts paid by us in respect of such services will not exceed the fair market value of such services (determined as the price that would be applicable between an unrelated service provider and recipient). Notwithstanding the foregoing, (i) if, in the good-faith determination of one of our senior executive officers, it would be commercially unreasonable to engage SunEdison to provide operating and maintenance or asset management services or (ii) with respect to projects located in markets where SunEdison does not provide operating and maintenance or asset management services, we may engage third parties for such services.

Non-Compete

Each of TerraForm Power, Terra LLC and Terra Operating LLC have agreed that it and its affiliates will not, and will not agree to, directly or indirectly in each case without the consent of SunEdison, engage in certain activities competitive with SunEdison’s power project development and construction business. These activities include:

•	engaging in, providing financing for or arranging any power project development activity;

•	acquiring, purchasing, obtaining or investing in any equity or other ownership interest of any other person engaged in the business of developing or constructing power projects, or the “Power Development or Construction Business,” except to the extent (i) in connection with such acquisition, purchase or investment SunEdison is permitted to acquire, purchase or

•

invest in, as applicable, at fair market value, all or the relevant part of such Power Development or Construction Business, or (ii) TerraForm Power, Terra LLC, Terra Operating LLC and the relevant service recipient agree, prior to such acquisition, purchase or investment, to divest and transfer to an unrelated third party such Power Development or Construction Business within six months after the completion of such acquisition, purchase or investment;

•	except as permitted in the Management Services Agreement, engaging in any commercial activities, negotiations, planning, exploratory or strategic discussions or other similar activities that relate to, or are otherwise designed to facilitate, finance, induce or otherwise assist any person in the development or construction of any power project;

•	prior to the date on which (i) control over the relevant power project site has been obtained by the relevant party, including through the execution of appropriate purchase option, lease option or similar agreements; (ii) a PPA or other energy offtake agreement has been secured for such project by the relevant party; and (iii) such project has reached mechanical completion, which is prior to the project being placed into service, such date, the “Construction Completion Date,” making any payment to any person to facilitate, finance, induce or otherwise assist the construction of a power project; or

•	other than with respect to asset management services for power generation projects in which TerraForm Power or any of TerraForm Power’s subsidiaries or affiliates has a material ownership interest (but subject to the provisions of the Management Services Agreement regarding the assumption of O&M and asset management contracts), engaging in the business of providing operating and maintenance services or asset management services for power generation projects or assets.

Notwithstanding anything to the contrary in the Management Services Agreement, we will be able to negotiate, structure and sign definitive legal agreements, make milestone payments and finance the acquisition of power development projects provided we do not make any payments in connection with such project before the Construction Completion Date.

If the Management Services Agreement is terminated, the non-competition provisions will continue to survive indefinitely.

In addition, until the later of the seventh anniversary of the date of the agreement or six months after the date SunEdison ceases to beneficially own capital stock representing more than 50% of the voting power of all of the capital stock issued by us on such date, each of the parties to the Management Services Agreement agrees that it will not, and each will cause its affiliates not to, solicit or induce (or attempt to solicit or induce) any employees of another party to the Management Services Agreement to terminate his or her employment with such other party. Notwithstanding the foregoing, we may freely employ any of the dedicated personnel, and (i) general advertisements in newspapers and similar media of general circulation and (ii) use of recruiting firms that are not instructed to target a party’s employees, shall not be a violation of the solicitation or inducement provision of the preceding sentence.

Management Fee

As consideration for the services provided or arranged for by SunEdison pursuant to the Management Services Agreement, we are required to pay SunEdison a base management fee as follows: (i) no fee for the remainder of 2014, (ii) 2.5% of Terra LLC’s CAFD in 2015, 2016 and 2017 (not to exceed $4.0 million in 2015, $7.0 million in 2016 or $9.0 million in 2017), and (iii) an amount equal to SunEdison’s or other service provider’s actual cost for providing services pursuant to the terms of the Management Services Agreement in 2018 and thereafter. We and SunEdison may agree to adjust the management fee as a result of a change in the scope of services provided under the Management Services Agreement. In addition, in the event that TerraForm Power, Terra LLC, Terra Operating LLC or any of

our subsidiaries refers a solar power development project to SunEdison prior to SunEdison’s independent identification of such opportunity, and SunEdison thereafter develops such solar power project, SunEdison will pay us an amount equal to the $40,000 per MW multiplied by the nameplate megawatt capacity of such solar project, determined as of the COD, of such solar power project (not to exceed $30.0 million in the aggregate in any calendar year), provided that, before such referral fee is paid to us in cash, it will be offset first against any due but unpaid base management fee and then against any costs and expenses incurred by SunEdison to fund operating expenses in connection with the provision of services under the Management Services Agreement.

We may amend the scope of the services to be provided by SunEdison under the Management Services Agreement, including reducing the number of our subsidiaries that receive services or otherwise, by providing 180 days prior written notice to SunEdison, provided that the scope of services to be provided by SunEdison under the Management Services Agreement cannot be increased without SunEdison’s prior written consent. If the parties are unable to agree on a revised base management fee, we may terminate the agreement after the end of such 180-day period by providing 30 days prior written notice to SunEdison, provided that any decision by us to terminate the Management Services Agreement in such an event must be approved by our Corporate Governance and Conflicts Committee.

Reimbursement of Expenses and Certain Taxes

We are required to pay or reimburse SunEdison or other service provider for all sales, use, value added, withholding or other similar taxes or customs duties or other governmental charges levied or imposed by reason of the Management Services Agreement or any agreement it contemplates, other than income taxes, corporation taxes, capital gains taxes or other similar taxes payable by SunEdison or other service provider, which are personal to SunEdison or other service provider, or to the extent any taxes or other governmental charges relate to the provision of services by SunEdison or other service provider pursuant to the Management Services Agreement. We are not required to reimburse SunEdison or other service provider for any third-party out-of-pocket fees, costs and expenses incurred in the provision of the management and administration services nor are we required to reimburse SunEdison for the salaries and other remuneration of its management, personnel or support staff who carry out any services or functions for us or overhead for such persons.

Amendment

Any amendment, supplement to or waiver of the Management Services Agreement (including any proposed change to the scope of services to be provided by SunEdison thereunder and any related change in SunEdison’s management fee) must be approved by our Corporate Governance and Conflicts Committee.

Termination

The Management Services Agreement does not have a fixed term. However, we are able to terminate the Management Services Agreement upon 30 days prior written notice of termination from us to SunEdison if any of the following occurs:

•	SunEdison defaults in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm to us and the default continues unremedied for a period of 30 days after written notice of the breach is given to SunEdison;

•	SunEdison engages in any act of fraud, misappropriation of funds or embezzlement against us that results in material harm to us;

•	SunEdison is grossly negligent in the performance of its duties under the agreement and such negligence results in material harm to us;

•	certain events relating to the bankruptcy or insolvency of SunEdison, us, Terra LLC or Terra Operating LLC;

•	upon the earlier to occur of (i) the fifth-year anniversary of the date of the agreement and (ii) the end of any 12-month period ending on the last day of a calendar quarter during which we generated cash available for distribution in excess of $350 million;

•	on such date as SunEdison and its affiliates no longer beneficially hold more than 50% of the voting power of our capital stock; or

•	certain events leading to a change of control of SunEdison.

Except as set forth in this section and above in “—Management Fee,” we do not have a right to terminate the Management Services Agreement for any other reason. We are only able to terminate the Management Services Agreement with the approval of our Corporate Governance and Conflicts Committee.

Our Management Services Agreement expressly provides that the agreement may not be terminated by us due solely to the poor performance or the underperformance of any of our operations or any of our or our subsidiaries investments made upon the recommendation of SunEdison or other service provider. Nothing in the Management Services Agreement limits our right to terminate project-level EPC, O&M or asset management agreements in case of under-performance.

SunEdison is able to terminate the Management Services Agreement upon 180 days’ prior written notice of termination to us if we default in the performance or observance of any material term, condition or covenant contained in the agreement in a manner that results in material harm and the default continues unremedied for a period of 30 days after written notice of the breach is given to us. SunEdison is also able terminate the Management Services Agreement upon the occurrence of certain events relating to our bankruptcy or insolvency.

Indemnification and Limitations on Liability

Under the Management Services Agreement, SunEdison does not assume any responsibility other than to provide or arrange for the provision of the services called for thereunder in good faith and is not responsible for any action that we take in following or declining to follow the advice or recommendations of SunEdison. The maximum amount of the aggregate liability of SunEdison or any of its affiliates, or of any director, officer, employee, contractor, agent, advisor or other representative of SunEdison or any of its affiliates, is equal to (i) until the end of 2016, an amount of $11 million, and (ii) thereafter, the base management fee previously paid by us in the two most recent calendar years pursuant to the Management Services Agreement. We have also agreed to indemnify each of SunEdison and other service recipients and their respective affiliates, directors, officers, agents, members, partners, stockholders and employees to the fullest extent permitted by law from and against any claims, liabilities, losses, damages, costs or expenses (including legal fees) incurred by an indemnified person or threatened in connection with our respective businesses, investments and activities or in respect of or arising from the Management Services Agreement or the services provided by SunEdison, except to the extent that the claims, liabilities, losses, damages, costs or expenses have resulted from the indemnified person’s bad faith, fraud, willful misconduct or gross negligence, or in the case of a criminal matter, action that the indemnified person knew to have been unlawful. In addition, under the Management Services Agreement, the indemnified persons are not liable to us to the fullest extent permitted by law, except for conduct that involved bad faith, fraud, willful misconduct, gross negligence or in the case of a criminal matter, action that the indemnified person knew to have been unlawful.

Repowering Services ROFR Agreement

Immediately prior to the completion of our IPO, TerraForm Power, Terra LLC and Terra Operating LLC, collectively, the “Service Recipients,” entered into a Repowering Services ROFR Agreement with SunEdison, pursuant to which SunEdison was granted a right of first refusal to provide certain services, including (i) repowering solar generation projects and related services provided to analyze, design and replace or improve any of the solar power generation projects through the modification of the relevant solar energy system or the installation of new solar components, but excluding any maintenance and (ii) providing such other services as may from time to time reasonably requested by the Service Recipients related to any such repowerings, collectively, the “Repowering Services.” The Service Recipients must provide written notice to SunEdison stating their intent to engage a person to provide one or more of the Repowering Services and specify the material terms and conditions, including a fair market value fee to be paid for the Repowering Services to be provided. Upon request of the Sponsor, the Service Recipients must provide a breakdown of the fair market value fee for relevant parts of the Repowering Services and the supply of relevant components as would be standard in the relevant market. SunEdison has 15 business days, or the “ROFR Notice Period,” to respond to such written notice and agree to provide all or a portion of the requested Repowering Services or to supply the relevant components required for the Repowering Services.

If SunEdison fails to respond to the notice from the Service Recipient within the ROFR Notice Period it will be deemed to have waived its rights to provide, or arrange for the provision of, the Repowering Services. The Service Recipient may then, during the 90-day period following the expiration of the ROFR Notice Period, engage another person to perform the Repowering Services on terms and conditions not more favorable than those specified in the notice provided to SunEdison. If the Service Recipient does not engage a third party to perform the Repowering Services within such 90-day period, or if the Repowering Services are not commenced within six months from the expiration of the ROFR Notice Period, SunEdison’s right of first refusal will be deemed to be revived and the provisions of such Repowering Services may not be offered to any third party unless first re-offered to SunEdison.

Investment Agreement

On March 28, 2014, Terra LLC and Terra Operating LLC entered into the Investment Agreement with SunEdison pursuant to which SunEdison agreed to make investments in Terra LLC to be used to repay certain construction indebtedness, which we refer to as the “Construction Debt,” and/or to pay for components of solar energy systems being constructed and/or developed by our SunE Perpetual Lindsay portfolio, North Carolina Portfolio and U.S. Projects 2014 projects.

Subject to the limitations discussed below, SunEdison agreed to make cash equity investments in Terra LLC in a minimum amount necessary to repay the Construction Debt of those projects so that as of the date of the investment, the outstanding amount of Construction Debt, taking into account the aggregate amount of term project indebtedness actually incurred by the project and/or tax equity investments actually received by such project, equals zero. The obligations of SunEdison to make an investment with respect to any project are subject to the following conditions:

•	the Credit Agreement, dated as of February 28, 2014, by and among Sponsor, as borrower, the lenders from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent, Goldman Sachs Bank USA and Deutsche Bank Securities Inc., as joint lead arrangers and joint syndication agents, Goldman Sachs Bank USA, Deutsche Bank

•	Securities Inc., Wells Fargo Securities, LLC and Macquarie Capital (USA) Inc., as joint bookrunners, which we refer to as the “Sponsor Credit Agreement,” shall have been amended to permit the making of such investment;

•	the project in question has achieved COD or the equivalent under its PPA;

•	the project company which owns the project shall have incurred the Construction Debt and the Construction Debt is still outstanding as of the earliest of (i) 90 days after COD or the equivalent or (ii) the date of the refinancing of such Construction Debt with permanent financing or (iii) the “date certain” or equivalent as required under such Construction Debt or tax equity investment documentation.

The Sponsor obtained the required amendment to the Sponsor Credit Agreement on May 28, 2014.

The Sponsor further agreed to make cash investments in Terra LLC with respect to certain projects to pay for certain components of solar energy systems pursuant to EPC contracts as necessary to achieve COD, the “Component Costs” identified on a schedule to the Investment Agreement.

Notwithstanding any other provision of the Investment Agreement, under no circumstances will SunEdison be required to contribute an aggregate amount in excess of (i) the Maximum Component Costs identified on the schedule to the Investment Agreement with respect to any individual identified project or (ii) $85.0 million in the aggregate.

INTEREST PAYMENT AGREEMENT

Immediately prior to the completion of our IPO, Terra LLC and Terra Operating LLC entered into an Interest Payment Agreement with SunEdison and SunEdison Holdings Corporation (the “Original Payment Agreement”), pursuant to which SunEdison agreed to pay all of the scheduled interest on our Term Loan through the third anniversary of our entering into the Term Loan, up to an aggregate of $48 million over such period (plus any interest due on any payment not remitted when due).

On January 28, 2015, Terra LLC and Terra Operating entered into the Amended and Restated Interest Payment Agreement (the “Amended Interest Payment Agreement”) with SunEdison and SunEdison Holdings Corporation. The Amended Interest Payment Agreement amends and restates the Original Interest Payment Agreement, all in accordance with the terms of the Intercompany Agreement entered into by the parties on November 17, 2014.

Pursuant to the Amended Interest Payment Agreement, SunEdison has agreed to pay amounts equal to a portion of each scheduled interest payment on our Senior Notes due 2023 (the “2023 Notes”), beginning with the first scheduled interest payment on August 1, 2015, and continuing through the scheduled interest payment on August 1, 2017. Amounts will be paid by SunEdison as follows: (1) in respect of the first scheduled interest payment, $16.0 million, less amounts already paid by SunEdison under the Original Interest Payment Agreement, (2) in respect of each scheduled interest payment in 2016, $8.0 million, and (3) in respect of each scheduled interest payment in 2017, $8.0 million, provided that the maximum amount payable by SunEdison under the Amended Interest Payment Agreement (inclusive of amounts already paid under the Original Interest Payment Agreement) may not exceed $48.0 million (plus any interest due on any payment not remitted when due). SunEdison will also not be obligated to pay any amounts payable under the 2023 Notes in connection with an acceleration of the indebtedness thereunder.

The Amended Interest Payment Agreement provides that at least three business days prior to the relevant interest date under the 2023 Notes, SunEdison will deposit into an account of Terra Operating an amount equal to the relevant interest payment amount and Terra Operating will use such amount to pay the interest payment amount in accordance with the terms of the 2023 Notes. Any amounts payable by SunEdison under the Amended Interest Payment Agreement that are not remitted when due will remain due (whether on demand or otherwise) and interest will accrue on such overdue amounts at a rate per annum equal to the interest rate of the 2023 Notes. In addition, subject to any agreements to the contrary entered into among the parties or their respective creditors, Terra LLC will be entitled to set off any amounts owed by SunEdison pursuant to the Amended Interest Payment Agreement against any and all sums owed by Terra LLC to SunEdison (or its affiliates) under the distribution provisions of the amended and restated operating agreement of Terra LLC, and Terra LLC may pay such amounts to Terra Operating.

The Amended Interest Payment Agreement may be terminated early by mutual written agreement of SunEdison and Terra Operating and will automatically terminate upon the repayment in full of all outstanding indebtedness under the 2023 Notes or a specified change of control of us, Terra LLC or Terra Operating. The agreement may also be terminated at the election of SunEdison, Terra LLC or Terra Operating if any of them experiences certain events relating to bankruptcy or insolvency. Any decision by Terra LLC or Terra Operating to terminate the Amended Interest Payment Agreement must have the prior approval of a majority of the members of the Corporate Governance and Conflicts Committee of our board of directors.

INTERCOMPANY AGREEMENT

On November 17, 2014, we entered into the Intercompany Agreement with SunEdison and SunEdison Holdings Corporation. The Intercompany Agreement sets forth the agreement among the parties with respect to, among other things, (i) contributions between, and allocations among, the parties and their respective affiliates of certain costs, expenses, indemnity payments and purchase price adjustments under the First Wind Acquisition Agreement and certain excess capital expenditures and operation and maintenance costs for operating projects following the closing of the First Wind Acquisition, (ii) the grant by SunEdison to us of certain additional call rights and (iii) the modification of the Interest Payment Agreement to provide that SunEdison’s interest payment obligations thereunder will apply to any replacement financing for the Term Loan up to the same maximum aggregate amount and over the same period originally specified in the Interest Payment Agreement. In addition, the Intercompany Agreement provides that the Sponsor may, in certain circumstances, contribute rights in certain Call Right Projects into a financing entity formed for the purpose of financing the construction and operating of such Call Right Projects, so long as we continue to have call rights in respect of such projects and that any right of the financing entity in respect of the Call Right Projects that may adversely affect us, including any right of the financing entity to require us to purchase a Call Right Project, is approved by Terra LLC, with the corresponding approval by our Corporate Governance and Conflicts Committee.

AMENDED AND RESTATED OPERATING AGREEMENT OF TERRA LLC

Immediately prior to the completion of our IPO, the operating agreement of Terra LLC was amended and restated to authorize three classes of units, the Class A units, the Class B units and the Class B1 units, and to appoint us as the sole managing member of Terra LLC. The following is a description of the material terms of Terra LLC’s amended and restated operating agreement, as amended.

Governance

TerraForm Power serves as the sole managing member of Terra LLC. As such, TerraForm Power, and effectively our board of directors, control the business and affairs of Terra LLC and are responsible for the management of its business. No other member of Terra LLC, in its capacity as such, has any authority or right to control the management of Terra LLC or to bind it in connection with any matter. Any amendment, supplement or waiver of the Terra LLC operating agreement must be approved by a majority of our independent directors.

Amendments

The operating agreement of Terra LLC may be amended, supplemented, waived or modified by our written consent, in our sole discretion without the approval of any other person, however, no amendment may (i) modify the limited liability of any member, or increase the liabilities or obligations of any member, in each case, without the consent of each such affected member or (ii) materially and adversely affect the rights of a holder of Class A units, Class B units or Class B1 units, in their capacity as holders of Class A units, Class B units or Class B1 units, in relation to other classes of equity securities of Terra LLC, without the consent of the holders of a majority of such classes of units. So long as we are the managing member, any such amendment, supplement or waiver must be approved by a majority of our independent directors (as determined in accordance with the applicable listing rules of the NASDAQ Global Select Market). Notwithstanding the foregoing, we may, without the written consent of any other member or any other person, amend, supplement, waive or modify any provision of Terra LLC’s operating agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to:

•	reflect any amendment, supplement, waiver or modification that we determine is necessary or appropriate in connection with the creation, authorization or issuance of any class of units or other equity securities in Terra LLC or other Terra LLC securities in accordance with the Terra LLC operating agreement;

•	reflect the admission, substitution, withdrawal or removal of members in accordance with the Terra LLC operating agreement;

•	reflect a change in Terra LLC’s name, the location of its principal place of business, its registered agent or its registered office;

•	reflect a change in Terra LLC’s fiscal or taxable year and any other changes that we determine to be necessary or appropriate as a result of a change in Terra LLC’s fiscal or taxable, including a change in the dates on which Terra LLC is to make distributions; or

•	cure any ambiguity, mistake, defect or inconsistency.

Voting Rights

The Class A units, Class B units and Class B1 units do not have any voting rights.

Exchange Rights of Members; Automatic Conversion

Terra LLC has issued Class A units, which may only be issued to TerraForm Power, as the sole managing member, and Class B units, which may only be issued and held by SunEdison or its controlled affiliates. Additionally, we have established the Class B1 units which may be issued in connection with a reset of incentive distribution levels, or in connection with acquisitions from SunEdison or third parties. We issued Class B1 units to Riverstone in connection with our acquisition of the Mt. Signal project.

Each Class B unit and each Class B1 unit of Terra LLC, together with a corresponding number of shares of Class B common stock or Class B1 common stock, as applicable, is exchangeable for a share of our Class A common stock, subject to equitable adjustments for stock splits, stock dividends and reclassifications in accordance with the terms of the amended and restated operating agreement of Terra LLC and any applicable exchange agreement. When a holder surrenders Class B units or Class B1 units of Terra LLC and a corresponding number of shares of Class B common stock or Class B1 common stock for shares of our Class A common stock, (i) Terra LLC will cancel the Class B units or Class B1 units as applicable, (ii) Terra LLC or will issue additional Class A units to us, (iii) we will redeem and cancel a corresponding number of shares of our Class B common stock or Class B1 common stock, as applicable, and (iv) we will issue a corresponding number of shares of Class A common stock to such holder. See “—Exchange Agreements.”

Additionally, the amended and restated operating agreement of Terra LLC provides that no member may directly or indirectly, sell or transfer (including any transfer of the equity interests of a direct or indirect holder of units that is classified as a partnership or disregarded entity for U.S. federal income tax purposes) any units so as to cause those units to be owned, directly or indirectly, by a “disqualified person” purposes of Section 1603 of the American Recovery and Reinvestment Tax Act, but also including persons whose ownership would result in disallowance or recapture of investment tax credit. Any such transfer, if attempted, shall be void and ineffectual and shall not operate to transfer any interest or title and shall be void ab initio . Moreover, the amended and restated operating agreement of Terra LLC and the Exchange Agreements provide that if a holder of Class B1 units does become such a “disqualified person,” for all Class B1 units and all shares of Class B1 common stock held by such person shall be automatically converted into shares of our Class A common stock without any action on the part of such owner.

DISTRIBUTIONS

Subordination

General

Terra LLC’s amended and restated operating agreement provides that, during the Subordination Period (as described below), the Class A units and Class B1 units (if any) will have the right to receive quarterly distributions in an amount equal to $0.2257 per unit, which amount is defined as the “Minimum Quarterly Distribution,” plus any arrearages in the payment of the Minimum Quarterly Distribution on the Class A units and Class B1 units from prior quarters, before any distributions may be made on the Class B units. The Class B units are deemed “subordinated” because for a period of time, referred to as the Subordination Period, the Class B units will not be entitled to receive any distributions from Terra LLC until the Class A units and Class B1 units have received the Minimum Quarterly Distribution plus any arrearages in the payment of the Minimum Quarterly Distribution from prior quarters. Furthermore, no arrearages will be paid on the Class B units. The practical effect of the subordinated Class B units is to increase the likelihood that during the Subordination Period there will be sufficient CAFD to pay the Minimum Quarterly Distribution on the Class A units and Class B1 units.

The subordination of the Class B units is in addition to the Distribution Forbearance Provisions (as defined below) applicable to the Class B units described below under the caption “—Distribution Forbearance Provisions.”

Subordination Period

The “Subordination Period” means the period beginning on the closing date of our IPO and extending until each of the following tests has been met, which will be a minimum three-year period ending no earlier than the beginning of the period for which a distribution is paid for the third quarter of 2017:

•	distributions of CAFD on each of the outstanding Class A units, Class B units and Class B1 units equaled or exceeded $0.9028 per unit (the annualized Minimum Quarterly Distribution) for each of three non-overlapping, four-quarter periods immediately preceding that date;

•	the CAFD generated during each of three non-overlapping, four-quarter periods immediately preceding that date equaled or exceeded the sum of $0.9028 per unit (the annualized Minimum Quarterly Distribution) on all of the outstanding Class A units, Class B units and Class B1 units during those periods on a fully diluted basis; and

•	there are no arrearages in payment of the Minimum Quarterly Distribution on the Class A units or Class B1 units.

Early Termination of Subordination Period

Notwithstanding the foregoing, the Subordination Period will automatically terminate when each of the following tests has been met:

•	distributions of CAFD on each of the outstanding Class A units, Class B units and Class B1 units equaled or exceeded $1.8056 per unit (200.0% of the annualized Minimum Quarterly Distribution) for the four-quarter period immediately preceding that date;

•	the CAFD generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of (i) $1.8056 per unit (200.0% of the annualized Minimum Quarterly Distribution) on all of the outstanding Class A units, Class B units and Class B1 units during such four-quarter period on a fully diluted basis, and (ii) the corresponding distributions on the IDRs during such four-quarter period; and

•	there are no arrearages in payment of the Minimum Quarterly Distributions on the Class A units or Class B1 units.

Distributions During the Subordination Period

If Terra LLC makes a distribution of cash for any quarter ending before the end of the Subordination Period, its amended and restated operating agreement will require that it make the distribution in the following manner:

•	first, to the holders of Class A units and Class B1 units, pro rata, until Terra LLC distributes for each Class A unit and Class B1 unit an amount equal to the Minimum Quarterly Distribution for that quarter and any arrearages in payment of the Minimum Quarterly Distribution on such units for any prior quarters;

•	second, subject to the Distribution Forbearance Provisions applicable to the Class B units, to the holders of Class B units, pro rata, until Terra LLC distributes for each Class B unit an amount equal to the Minimum Quarterly Distribution for that quarter; and

•	thereafter, in the manner described in “—IDRs” below.

Distributions After the Subordination Period

When the Subordination Period ends, each outstanding Class B unit will then participate pro rata with the Class A units and Class B1 units in distributions, subject to the Distribution Forbearance Provisions applicable to the Class B units. Once the Subordination Period ends, it does not recommence under any circumstances.

If Terra LLC makes distributions of cash for any quarter ending after the expiration of the Subordination Period, its amended and restated operating agreement will require that it make the distribution in the following manner:

•	first, to all holders of Class A units, Class B1 units and Class B units, pro rata, until Terra LLC distributes for each unit an amount equal to the Minimum Quarterly Distribution for that quarter, subject to the Distribution Forbearance Provisions applicable to the Class B units; and

•	thereafter, in the manner described in “—IDRs” below.

INCENTIVE DISTRIBUTION RIGHTS

General

Incentive distribution rights, or “IDRs,” represent the right to receive increasing percentages (15.0%, 25.0% and 50.0%) of Terra LLC’s quarterly distributions after the Minimum Quarterly Distribution and the target distribution levels have been achieved. SunEdison holds the IDRs and will only be able to transfer the IDRs as described in the “Transferability of IDRs” section below.

Initial IDR Structure If for any quarter:

•	Terra LLC has made cash distributions to the holders of its Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units in an amount equal to the Minimum Quarterly Distribution; and

•	Terra LLC has distributed cash to holders of Class A units and holders of Class B1 units in an amount necessary to eliminate any arrearages in payment of the Minimum Quarterly Distribution;

•	then Terra LLC will make additional cash distributions for that quarter among holders of its Class A units, Class B units, Class B1 units and the IDRs in the following manner:

•	first, to all holders of Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units, pro rata, until each holder receives a total of $0.3386 per unit for that quarter (the “First Target Distribution”) (150.0% of the Minimum Quarterly Distribution);

•	second, 85.0% to all holders of Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units, pro rata, and 15.0% to the holders of the IDRs, until each holder of Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units receives a total of $0.3950 per unit for that quarter (the “Second Target Distribution”) (175.0% of the Minimum Quarterly Distribution);

•	third, 75.0% to all holders of Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units, pro rata, and 25.0% to the holders of the IDRs, until each holder of Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units receives a total of $0.4514 per unit for that quarter (the “Third Target Distribution”) (200.0% of the Minimum Quarterly Distribution); and

•	thereafter, 50.0% to all holders of Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units, pro rata, and 50.0% to the holders of the IDRs.

The Terra LLC amended and restated operating agreement prohibits distributions on the IDRs unless CAFD since the closing of our IPO exceeds the amount of CAFD distributed as of the date of the determination.

The following table illustrates the percentage allocations of distributions between the holders of Class A units, Class B units, Class B1 units and the IDRs based on the specified target distribution levels. The amounts set forth under the column heading “Marginal Percentage Interest in Distributions” are the percentage interests of the holders of Class A units, Class B units, Class B1 units and the IDRs in any distributions Terra LLC makes up to and including the corresponding amount in the column “Total Quarterly Distribution Per Unit.” The percentage interests set forth below assume there are no arrearages on Class A units or Class B1 units and the Distribution Forbearance Provisions applicable to the Class B units have terminated or otherwise do not apply.

						Marginal Percentage Interest in Distributions
	Total Quarterly Distribution Per Unit					Unitholders	IDR Holders
Minimum Quarterly Distribution			up to $	0.2257	(1)	100.0%	0.0%
First Target Distribution	above $	0.2257	up to $	0.3386	(2)	100.0%	0.0%
Second Target Distribution	above $	0.3386	up to $	0.3950	(3)	85.0%	15.0%
Third Target Distribution	above $	0.3950	up to $	0.4514	(4)	75.0%	25.0%
Thereafter	above $	0.4514		50.0%		50.0%

(1)	This amount is equal to the Minimum Quarterly Distribution.
(2)	This amount is equal to 150.0% of the Minimum Quarterly Distribution.
(3)	This amount is equal to 175.0% of the Minimum Quarterly Distribution.
(4)	This amount is equal to 200.0% of the Minimum Quarterly Distribution.

IDR Holders’ Right to Reset Incentive Distribution Levels

SunEdison, as the holder of the IDRs, has the right after Terra LLC has made cash distributions in excess of the Third Target Distribution level (i.e., 50% to holders of units and 50% to the holder of the IDRs) for four consecutive quarters, to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the target distribution levels upon which the incentive distribution payments would be set. See “—Post-Reset IDRs” below.

The right to reset the target distribution levels upon which the incentive distributions are based may be exercised at any time after the expiration or termination of the Subordination Period, when Terra LLC has made cash distributions in excess of the then-applicable Third Target Distribution level for the prior four consecutive fiscal quarters. At the sole discretion of the holder of the IDRs, the right to reset may be exercised without the approval of the holders of Terra LLC units, TerraForm Power, as manager of Terra LLC, or the board of directors (or any committee thereof) of TerraForm Power.

The reset target distribution levels will be higher than the most recent per unit distribution level and the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per Class A unit, Class B unit and Class B1 unit following the reset event increase as described below. Because the reset target distribution levels will be higher than the most recent per unit distribution level prior to the reset, if Terra LLC were to issue additional units after the reset and maintain the per unit distribution level, no additional incentive distributions would be payable. By contrast, if there were no such reset and Terra LLC were to issue additional units and maintain the per unit distribution level, additional incentive distributions would have to be paid based on the additional number of outstanding units and the percentage interest of the IDRs above the target distribution levels. Thus, the exercise of the reset right would lower our cost of equity capital. SunEdison could exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per unit, taking into account the existing levels of incentive distribution payments being made.

The holders of IDRs will be entitled to cause the target distribution levels to be reset on more than one occasion. There are no restrictions on the ability to exercise their reset right multiple times, but the requirements for exercise must be met each time. Because one of the requirements is that Terra LLC make cash distributions in excess of the then-applicable Third Target Distribution for the prior two consecutive fiscal quarters, a minimum of two quarters must elapse between each reset.

In connection with the resetting of the target distribution levels and the corresponding relinquishment by SunEdison of incentive distribution payments based on the target distribution levels prior to the reset, SunEdison will be entitled to receive a number of newly-issued Terra LLC Class B1 units and shares of Class B1 common stock based on the formula described below that takes into account the “cash parity” value of the cash distributions related to the IDRs for the two consecutive quarters immediately prior to the reset event as compared to the cash distribution per unit in such quarters.

The number of Class B1 units and shares of Class B1 common stock to be issued in connection with a resetting of the Minimum Quarterly Distribution amount and the target distribution levels then in effect would equal the quotient determined by dividing (x) the average aggregate amount of cash distributions received in respect of the IDRs during the two consecutive fiscal quarters ended immediately prior to the date of such reset election by (y) the average of the aggregate amount of cash distributed per Class A unit, Class B1 unit and Class B unit during each of these two quarters.

Post-Reset IDRs

Following a reset election, a baseline Minimum Quarterly Distribution amount will be calculated as an amount equal to the average cash distribution amount per Class A unit, Class B1 unit and Class B unit for the two consecutive fiscal quarters immediately preceding the reset election (which amount we refer to as the “Reset Minimum Quarterly Distribution”) and the target distribution levels will be reset to be correspondingly higher than the Reset Minimum Quarterly Distribution. Following a resetting of the Minimum Quarterly Distribution amount, such that Terra LLC would make distributions for each quarter ending after the reset date as follows:

•	first, to all holders of Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units, pro rata, until each holder receives an amount per unit for that quarter equal to 115.0% of the Reset Minimum Quarterly Distribution;

•	second, 85.0% to all holders of Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units, pro rata, and 15.0% to the holders of the IDRs, until each holder of Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units receives an amount per unit for that quarter equal to 125.0% of the Reset Minimum Quarterly Distribution;

•	third, 75.0% to all holders of Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units, pro rata, and 25.0% to the holders of the IDRs, until each holder of Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units receives an amount per unit for that quarter equal to 150.0% of the Reset Minimum Quarterly Distribution; and

•	thereafter, 50.0% to all holders of Class A units, Class B1 units and, subject to the Distribution Forbearance Provisions, Class B units, pro rata, and 50.0% to the holders of the IDRs.

Because a reset election can only occur after the Subordination Period expires, the Reset Minimum Quarterly Distribution will have no significance except as a baseline for the target distribution levels after SunEdison effectuates an IDR reset.

The following table illustrates the percentage allocation of Terra LLC distributions between the holders of Class A units, Class B units, Class B1 units and the IDRs at various distribution levels (i) pursuant to the distribution provisions of Terra LLC’s amended and restated operating agreement, as well as (ii) following a hypothetical reset of the target distribution levels based on the assumption that the average distribution amount per common unit during the two quarters immediately preceding the reset election was $0.5000. This illustration assumes the Distribution Forbearance Provisions applicable to the Class B units have terminated or otherwise do not apply.

	Quarterly Distribution Per Class A Unit Prior to Reset					Holders of Class A Units	IDRs Holders	Quarterly Distribution Per Class A Unit Following Hypothetical Reset
Minimum Quarterly Distribution			up to $	0.2257	(1)	100.0%	—			up to $	0.5000	(5)
First Target Distribution	above $	0.2257	up to $	0.3386	(2)	100.0%	—	above $	0.5000	up to $	0.5750	(6)
Second Target Distribution	above $	0.3386	up to $	0.3950	(3)	85.0%	15.0%	above $	0.5750	up to $	0.6250	(7)
Third Target Distribution	above $	0.3950	up to $	0.4514	(4)	75.0%	25.0%	above $	0.6250	up to $	0.7500	(8)
Thereafter	above $	0.4514				50.0%	50.0%	above $	0.7500

(1)	This amount is equal to the Minimum Quarterly Distribution.
(2)	This amount is equal to 150% of the Minimum Quarterly Distribution.
(3)	This amount is equal to 175% of the Minimum Quarterly Distribution.
(4)	This amount is equal to 200% of the Minimum Quarterly Distribution.
(5)	This amount is equal to the hypothetical Reset Minimum Quarterly Distribution.
(6)	This amount is 115.0% of the hypothetical Reset Minimum Quarterly Distribution.
(7)	This amount is 125.0% of the hypothetical Reset Minimum Quarterly Distribution.
(8)	This amount is 150.0% of the hypothetical Reset Minimum Quarterly Distribution.

Transferability of IDRs

SunEdison may not sell, transfer, exchange, pledge (other than as collateral under its credit facilities) or otherwise dispose of the IDRs to any third party (other than its controlled affiliates) until after it has satisfied its $175.0 million aggregate Projected FTM CAFD commitment to us in accordance with the Support Agreement. SunEdison has pledged the IDRs as collateral under its existing credit agreement, but the IDRs may not be transferred upon foreclosure until after SunEdison has satisfied its Projected FTM CAFD commitment to us. SunEdison has granted us a right of first refusal with respect to any proposed sale of IDRs to a third party (other than its controlled affiliates), which we may exercise to purchase the IDRs proposed to be sold on the same terms offered to such third party at any time within 30 days after we receive written notice of the proposed sale and its terms.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

If Terra LLC combines its common units into fewer common units or subdivides its common units into a greater number of common units, its amended and restated operating agreement will specify that the Minimum Quarterly Distribution and the target distribution levels will be proportionately adjusted.

For example, if a two-for-one split of the common units should occur, the Minimum Quarterly Distribution and the target distribution levels would each be reduced to 50.0% of its initial level. Terra LLC will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if as a result of a change in law or interpretation thereof, Terra LLC or any of its subsidiaries is treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, TerraForm Power, as manager of Terra LLC, may, in its sole discretion, reduce the Minimum Quarterly Distribution and the target distribution levels for each quarter by multiplying (i) each distribution level times (ii) the quotient obtained by dividing (a) CAFD for that quarter by (b) the sum of CAFD for that quarter, plus our estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Stock Lock-Up

Terra LLC’s amended and restated operating agreement provides that SunEdison (together with its controlled affiliates) must continue to own a number of Class B units equal to 25% of the number of Class B units held by the Sponsor upon completion of our IPO until the earlier of: (i) three years from the completion of our IPO or (ii) the date Terra LLC has made cash distributions in excess of the Third Target Distribution (as defined above) for four quarters (which need not be consecutive). The number of shares of Class B common stock corresponding to such number of Class B units would represent a majority of the combined voting power of all shares of Class A common stock, Class B common stock and Class B1 common stock outstanding upon completion of our IPO. However, SunEdison may pledge all of the Class B units they hold to lenders as security under credit facilities or other borrowing or debt arrangements, but no transfer upon foreclosure on such units may occur in violation of this provision. Any Class B units transferred by SunEdison (including in connection with foreclosure on units pledged as collateral) would be exchanged (along with a corresponding number of shares of Class B common stock) into shares of our Class A common stock in connection with such transfer. See “—Issuances and Transfer of Units” and “—Exchange Agreements.”

Distribution Forbearance Provisions

During the Distribution Forbearance Period (as described below) Terra LLC’s amended and restated operating agreement limits distributions in respect of the Class B units as follows:

•	the Class B units will not, under any circumstances, be entitled to receive any distributions with respect to the third and fourth quarter of 2014 (i.e., distributions declared on or prior to March 31, 2015); and

•	thereafter, when any distribution is made to the holders of Class A units and Class B1 units, holders of Class B units will be entitled to receive, on a per unit basis, an amount equal to the product of:

•	the per unit amount of the distribution in respect of the Class A units and Class B1 units; multiplied by

•	the ratio of (i) the As Delivered CAFD (as defined below) with respect to the Contributed Construction Projects and any substitute projects contributed by SunEdison to Terra LLC in the event any of the identified projects fails to achieve COD, or the “Completed CAFD Contribution Amount,” to (ii) a CAFD threshold of $38.84 million, or the “CAFD Forbearance Threshold,” which is the currently anticipated CAFD to be generated by the Contributed Construction Projects.

We refer to the foregoing provisions as the “Distribution Forbearance Provisions.”

For purposes of the amended and restated operating agreement, “As Delivered CAFD” means, with respect to any of the projects described in the preceding paragraph, the CAFD projected, as of such project’s COD, to be generated by such project in the 12 months after such project’s COD taking into account, among other things, the project finance structure, the as-built system size and the production level and will be determined by mutual agreement between us and SunEdison.

The “Distribution Forbearance Period” began on the date of the closing of the IPO and ends on the later of March 31, 2015 or the date that the Completed CAFD Contribution amount exceeds the CAFD Forbearance Threshold.

Any distributions forgone by the holders of Class B units pursuant to the Distribution Forbearance Provisions will not be distributed to holders of other classes of units and will not constitute an arrearage on the Class B units. After the date on which the Distribution Forbearance Period ends, distributions will be made to holders of Class B units in accordance with the respective number of units as described above under “—Distributions During the Subordination Period,” “—Distribution After the Subordination Period” and “—IDRs.”

Coordination of TerraForm Power and Terra LLC

At any time TerraForm Power issues shares of its Class A common stock for cash, the net proceeds therefrom will promptly be transferred to Terra LLC and Terra LLC will either:

•	transfer newly-issued Class A units of Terra LLC to TerraForm Power; or

•	use such net proceeds to purchase Class B units of Terra LLC from SunEdison, which Class B units will automatically convert into Class A units of Terra LLC when transferred to TerraForm Power.

In the event TerraForm Power issues shares of Class A common stock that are subject to forfeiture or cancellation (e.g. restricted stock), the corresponding Class A units will be issued subject to similar forfeiture or cancellation provisions.

In the event Terra LLC purchases a Class B unit or a Class B1 unit of Terra LLC from the holder thereof, TerraForm Power will automatically redeem and cancel the corresponding share of its Class B common stock or Class B1 common stock, as applicable.

If TerraForm Power issues other classes or series of equity securities, Terra LLC will issue, and TerraForm Power will use the net proceeds from such issuance of other classes or services of equity security to purchase, an equal amount of units with designations, preferences and other rights and terms that are substantially the same as TerraForm Power’s newly-issued equity securities. If TerraForm Power elects to redeem or purchase any shares of its Class A common stock (or its equity securities of other classes or series other than shares of its Class B common stock or Class B1 common stock), Terra LLC will, immediately prior to such redemption, redeem or purchase an equal number of Class A units (or its units of the corresponding classes or series) held by TerraForm Power, upon the same terms and for the same price, as the shares of Class A common stock (or equity securities of such other classes or series) so redeemed.

Issuances and Transfer of Units

Class A units may only be issued to TerraForm Power, as the sole managing member of Terra LLC, and are non-transferable except upon redemption by Terra LLC. Class B units may only be issued to SunEdison and its controlled affiliates. Class B units may not be transferred, except to SunEdison or to a controlled affiliate of SunEdison. SunEdison may not transfer any Class B units to any person, including a controlled affiliate, unless SunEdison transfers an equivalent number of shares of our Class B common stock to the same transferee. Class B1 units may not be transferred without our consent, which may be subject to such conditions as we may specify, and any such attempted transfer without our consent will be void ab initio, except SunEdison may transfer Class B1 units to a controlled affiliate without our consent. Our holders of Class B1 units may not transfer any Class B1 units to any person, including to a controlled affiliate of SunEdison or with our consent, unless the transferor transfers an equivalent number of shares of our Class B1 common stock to the same transferee. TerraForm Power may impose additional restrictions on exchange that it determines necessary or advisable so that Terra LLC is not treated as a “publicly traded partnership” for United States federal income tax purposes.

Exchange Agreements

We have entered into an exchange agreement pursuant to which SunEdison (and its controlled affiliates who acquire Class B units or Class B1 units of Terra LLC), or any permitted successor holder, may from time to time cause Terra LLC to exchange its Class B units or Class B1 units, together with a corresponding number of shares of Class B common stock or Class B1 common stock, as applicable, for shares of our Class A common stock on a one-for-one basis, subject to adjustments for stock splits, stock dividends and reclassifications. The exchange agreement also provides that, subject to certain exceptions, the holder will not have the right to cause Terra LLC to exchange Class B units or Class B1 units, together with a corresponding number of shares of Class B common stock or Class B1 common stock, as applicable, if Terra LLC determines that such exchange would be prohibited by law or regulation or would violate other agreements to which TerraForm Power may be subject, and TerraForm Power may impose additional restrictions on exchange that it determines necessary or advisable so that Terra LLC is not treated as a “publicly traded partnership” for United States federal income tax purposes.

When a holder exchanges a Class B unit or Class B1 unit of Terra LLC for a share of our Class A common stock, (i) such holder will surrender such Class B unit or Class B1 unit, as applicable, and a corresponding share of our Class B common stock or Class B1 common stock, as applicable, to Terra LLC, (ii) we will issue and contribute a share of Class A common stock to Terra LLC for delivery of such share by Terra LLC to the exchanging holder, (iii) Terra LLC will issue a Class A unit to us, (iv) Terra LLC will cancel the Class B unit or Class B1 unit, as applicable, and we will cancel the corresponding share of our Class B common stock or Class B1 common stock, as applicable, and (v) Terra LLC will deliver the share of Class A common stock it receives to the exchanging holder. As result, when a holder exchanges its Class B units or Class B1 units for shares of our Class A common stock, our interest in Terra LLC will be correspondingly increased. We have reserved for issuance 70,366,654 shares of our Class A common stock, which is the aggregate number of shares of Class A common stock expected to be issued over time upon the exchange of all Class B units and Class B1 units of Terra LLC, together with a corresponding number of shares of Class B common stock or Class B1 common stock, as applicable.

We have also entered into an exchange agreement with Riverstone on substantially similar terms as the agreement with SunEdison, provided it will apply only with respect to the exchange of Class B1 units, together with a corresponding number of shares of Class B1 common stock.

Indemnification and Exculpation

To the extent permitted by applicable law, Terra LLC will indemnify its managing member, our authorized officers and our other employees and agents from and against any losses, liabilities, damages, costs, expenses, fees or penalties incurred in connection with serving in such capacities, provided that the acts or omissions of these indemnified persons are not the result of fraud, willful misconduct or, in the case of a criminal matter, such indemnified person acted with knowledge that its conduct was unlawful.

Such authorized officers and other employees and agents will not be liable to Terra LLC, its members or their affiliates for damages incurred as a result of any acts or omissions of these persons, except if the acts or omissions of these exculpated persons are not the result of fraud, willful misconduct or, in the case of a criminal matter, such indemnified person acted with knowledge that its conduct was unlawful.

Allocation of Taxable Income, Gain, Loss and Deduction

Each member’s share of taxable income, gains, losses, and deductions will be determined under Terra LLC’s amended and restated operating agreement. In the event a member contributes appreciated or depreciated property to Terra LLC, the items of income, gain, loss, and deduction attributable to that property will be allocated among the members under Section 704(c) of the Internal Revenue Code, or “the Code,” using the remedial method (as defined in United States Treasury regulations Section 1.704-3(d)), to account for the difference between the tax basis and fair market value of such property. Terra LLC’s amended and restated operating agreement provides that the managing member cannot elect to use a method other than the remedial method to eliminate these book-tax disparities without the consent of our Corporate Governance and Conflicts Committee.

REGISTRATION RIGHTS AGREEMENTS

We have entered into a registration rights agreement with SunEdison (the SunEdison Registration Rights Agreement) pursuant to which SunEdison and its affiliates are entitled to an unlimited number of demand registration rights, the right to demand that a shelf registration statement be filed, and “piggyback” registration rights, for shares of our Class A common stock that are issuable upon exchange of Class B units and Class B1 units of Terra LLC that it owns.

We also entered into a registration rights agreement with Riverstone pursuant to which Riverstone and its affiliates are entitled to two long-form demand registrations on Form S-1 and an unlimited number of short-form demand registration on Form S-3 (in each case, so long as the aggregate market value of the shares to be registered equals at least $100 million, or at least $50 million if the shares to be registered constitute all of the registrable securities held by Riverstone), the right to demand that a shelf registration statement be filed, and “piggyback” registration rights, for shares of our Class A common stock that are issuable upon exchange of Class B1 units of Terra LLC that it owns.

In connection with the issuance of the Exchangeable Notes (as defined below), we entered into a registration rights agreement with the holders of the Registrable Securities (as defined therein) party thereto and the trustee for the Exchangeable Notes, pursuant to which we agreed filed a shelf registration statement with the SEC covering resales of Registrable Securities, if any, issuable upon exchange of the Exchangeable Notes. Such shelf registration statement was declared effective on January 8, 2015. Certain holders under the registration rights agreement will have the ability to request up to two underwritten offerings per year, subject to certain conditions, as well as the right to require our cooperation in effecting block trades, subject to certain conditions. The registration rights agreement includes customary piggyback registration rights and black-out periods and also provides that to the extent we do not meet certain obligations pursuant to the agreement, we will be obligated to pay liquidated damages to holders of the Exchangeable Notes (to the extent party to the agreement).

SUNEDISON EXCHANGEABLE NOTES

On January 29, 2015, Seller Note LLC, a wholly-owned subsidiary of SunEdison, issued $336,470,000 aggregate principal amount of 3.75% Guaranteed Exchangeable Senior Secured Notes due 2020 (the “Exchangeable Notes”) pursuant to an Indenture, dated January 29, 2015 (the “Exchangeable Notes Indenture”), among Seller Note LLC, SunEdison, as guarantor, and Wilmington Trust, National Association, as exchange agent, registrar, paying agent and collateral agent (the “Exchangeable Notes Trustee”). In connection with the issuance of the Exchangeable Notes, Seller Note LLC also entered into a Pledge Agreement with the Exchangeable Notes Trustee, in its capacity as collateral agent, providing for the pledge of TerraForm Power’s shares of Class B common stock and Terra LLC’s Class B units held by Seller Note LLC (the “Class B Securities”) as described below. During the reporting period no interest or principal payments were due.

SUNEDISON MARGIN LOAN

On January 29, 2015, SUNE ML 1, LLC (“SUNE ML LLC”), a wholly-owned special purpose subsidiary of SunEdison, entered into a Margin Loan Agreement (the “Loan Agreement”) with the lenders party thereto, pursuant to which $410.0 million in term loans were made to SUNE ML LLC, with interest payable equal to the greater of (i) Prime Rate or Federal Funds Effective Rate plus 0.5% or (ii) three month LIBOR rate plus 6%. The net proceeds of the term loans, less certain expenses, were made available to SunEdison to fund its acquisition of First Wind. TerraForm Power has agreed to certain obligations in connection with the Loan Agreement relating to, among other things, the prompt exchange of our equity securities held by SUNE ML LLC for the benefit of the lenders under the Loan Agreement. During the reporting period no interest or principal payments were due.

PROCEDURES FOR REVIEW, APPROVAL AND RATIFICATION OF RELATED-PERSON TRANSACTIONS; CONFLICTS OF INTEREST

Our board of directors has adopted a code of business conduct and a conflicts of interest policy that provide guidelines with respect to the review and authorization of certain related person transactions. Any material transaction between us and SunEdison will require approval of such transaction by our Corporate Governance and Conflicts Committee.

Our organizational and ownership structure and strategy involve a number of relationships that may give rise to conflicts of interest between us and our stockholders on the one hand, and SunEdison, on the other hand. In particular, conflicts of interest could arise, among other reasons, because:

•	in originating and recommending acquisition opportunities (except with respect to the Call Right Projects and the ROFO Projects), SunEdison has significant discretion to determine the suitability of opportunities for us and to allocate such opportunities to us, itself or third parties;

•	there may be circumstances where SunEdison will determine that an acquisition opportunity is not suitable for us because of the fit with our acquisition strategy or limits arising due to regulatory or tax considerations or limits on our financial capacity or because SunEdison is entitled to pursue the acquisition on its own behalf rather than offering us the opportunity to make the acquisition;

•	where SunEdison has made an acquisition, it may transfer the asset to us at a later date after such asset has been developed or we have obtained sufficient financing;

•	our relationship with SunEdison involves a number of arrangements pursuant to which SunEdison provides various services, provides access to financing arrangements and originates acquisition opportunities, and circumstances may arise in which these arrangements will need to be amended or new arrangements will need to be entered into;

•	subject to the call right described in “—Project Support Agreement—Call Right Projects” and the right of first offer described in “—Project Support Agreement—ROFO Projects,” SunEdison is permitted to pursue other business activities and provide services to third parties that compete directly with our business and activities without providing us with an opportunity to participate, which could result in the allocation of SunEdison’s resources, personnel and acquisition opportunities to others who compete with us;

•	SunEdison does not owe TerraForm Power or our stockholders any fiduciary duties, which may limit our recourse against it;

•	the liability of SunEdison is limited under our arrangements with them, and we have agreed to indemnify SunEdison against claims, liabilities, losses, damages, costs or expenses which they may face in connection with those arrangements, which may lead them to assume greater risks when making decisions than they otherwise would if such decisions were being made solely for their own account, or may give rise to legal claims for indemnification that are adverse to the interests of our stockholders;

•	SunEdison or a SunEdison sponsored consortium may want to acquire or dispose of the same asset as us;

•	we may be, directly or indirectly, purchasing an asset from, or selling an asset to, SunEdison;

•	there may be circumstances where we are acquiring different assets as part of the same transaction with SunEdison;

•	SunEdison will have the ability to designate a majority of the board of directors of TerraForm Power and, therefore, it will continue to control TerraForm Power and could cause TerraForm Power to cause Terra LLC to make distributions to its members, including SunEdison, based on SunEdison’s interests; and

•	other conflicting transactions involving us and SunEdison.

EXECUTIVE OFFICER COMPENSATION

We do not and will not directly employ any of the persons responsible for managing our business and we currently do not have a compensation committee. Our officers manage the day-to-day affairs of our business and are employed and compensated by SunEdison or a subsidiary of SunEdison. Each person serving as one of our executive officers is also an executive officer of SunEdison. Our Management Services Agreement does not require our executive officers to dedicate a specific amount of time to fulfilling SunEdison’s obligations to us under the Management Services Agreement and SunEdison has informed us that it cannot identify the portion of compensation awarded to our executives by SunEdison that relates solely to their services to us, as SunEdison does not compensate its employees specifically for such services.

The ultimate responsibility and authority for compensation-related decisions for our executive officers will reside with the SunEdison compensation committee or the chief executive officer of SunEdison, as applicable, and any such compensation decisions will not be subject to any approvals by our board of directors or any committees thereof. Our executive officers, as well as other employees of SunEdison who provide services to us, may participate in employee benefit plans and arrangements sponsored by SunEdison, including plans that may be established in the future. We will not reimburse SunEdison for compensation related expenses attributable to any executive’s or employee’s time dedicated to providing services to us. Except as set forth below, we do not currently expect to have any long-term incentive or equity compensation plan in which our executive officers may participate.

EQUITY INCENTIVE AWARDS

Pre-IPO Stock Grants

In connection with the formation of TerraForm Power, certain of our executive officers were granted restricted shares under the TerraForm Power, Inc. 2014 Second Amended and Restated Long-Term Incentive Plan, or the “2014 Incentive Plan,” which converted into shares of Class A common stock upon the completion of our IPO. The following table sets forth the number of shares issued to such executive officers following the conversion:

Name	Number of Shares of Class A Common Stock
Carlos Domenech Zornoza	1,688,960
Francisco “Pancho” Perez Gundin	808,152
Kevin Lapidus	328,312
Sebastian Deschler	138,901
Total	2,964,325

For each executive, other than in respect of the additional shares granted to Mr. Domenech Zornoza described in the paragraph below, 25% of the Class A common stock granted under the plan vested on the first anniversary of the date of the grant, 25% will vest on the second anniversary of the date of the grant and 50% will vest on the third anniversary of the date of grant, subject to accelerated vesting upon certain events. Under certain circumstances upon a termination of employment, any unvested shares of Class A common stock held by the terminated executive will be forfeited.

In addition, 476,732 of the restricted shares of Class A common stock issued to Mr. Domenech Zornoza are subject to different time-based vesting conditions, with 34% vesting upon the 6-month anniversary of our IPO, 33% vesting upon the one-year anniversary of our IPO and 33% vesting upon the 18-month anniversary of our IPO. These restricted shares will not be subject to forfeiture in the event of a termination of employment.

Effective September 29, 2014, Mr. Sanjeev Kumar resigned as our Chief Financial Officer. Mr. Kumar continues to hold 101,019 of the restricted shares of Class A common stock previously granted to him.

RSU Grants

In connection with the completion of our IPO, and on several occasions since then, our board of directors approved a grant of RSUs pursuant to the terms of the 2014 Incentive Plan to several persons who have provided or are providing services to us. These grants consist of approximately 830,000 RSUs which will vest in increments of 25% on the first anniversary of their respective grant date, 25% on the second anniversary of their respective grant date and 50% on the third anniversary of their respective grant date . These RSUs include 250,000 RSUs granted to Mr. Hernandez in September 2014. The RSUs will not entitle the holders to voting rights with respect to matters presented to our stockholders, and, except for Mr. Hernandez, holders of the RSUs will not have any right to receive dividends. The RSUs granted to Mr. Hernandez accrue cash dividend equivalent payments which are deferred and paid upon vesting.

Stock Option Grants

In connection with his appointment as Chief Financial Officer, Mr. Hernandez was granted 150,000 non-qualified stock options at a strike price of $29.31 under the terms of the 2014 Incentive Plan. 75,000 of the stock options will vest in increments of 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date, 25% on the third anniversary of the grant date and 25% on the fourth anniversary of the grant date. With respect to the remaining 75,000 stock options, 25% has vested due to a 15% increase of the Company’s quarterly dividend per common share paid out to its Class A shareholders from $0.2257. Additional 25% tranches will vest upon further 15% increases from the relevant prior threshold. All such options shall expire on September 29, 2024 if not earlier vested and exercised.

TerraForm Power, Inc. 2014 Second Amended and Restated Long-Term Incentive Plan

The 2014 Incentive Plan became effective as of April 11, 2014. The material terms of the 2014 Incentive Plan are summarized below. Certain awards which have been made under the 2014 Incentive Plan are summarized above.

The purpose of the 2014 Incentive Plan is to enhance the profitability and value of the Company for the benefit of our stockholders by enabling us to offer eligible individuals cash and stock-based incentives in order to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and our stockholders. Eligibility to participate in the 2014 Incentive Plan is limited to our and our affiliates’ employees (including officers and directors who are employees) and consultants who are designated by our board or a committee of our board which is authorized to administer the plan, in its discretion, as eligible to receive awards under the 2014 Incentive Plan. The 2014 Incentive Plan provides for the grant of non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights, restricted stock, performance shares, RSUs or any other cash or stock based award. The material terms of the 2014 Incentive Plan are as follows:

Shares Subject to the Plan. The maximum aggregate number of shares that may be issued under the 2014 Incentive Plan shall not exceed a number of shares of common stock that represent an aggregate 8.5% economic interest in Terra LLC, or 8,586,614 shares, subject to certain adjustments to prevent dilution, of which 3,710,047 shares remain available for future issuances, or the “Share Reserve.” This limitation does not apply to any awards settled in cash. To the extent any stock option or other stock-

based award granted under the 2014 Incentive Plan is forfeited, cancelled, terminated, expires or lapses without having been exercised or paid in full, the shares subject to such awards will become available for future grant or sale under the 2014 Incentive Plan. The Class C common stock issued, subject to outstanding awards or reserved under the 2014 Incentive Plan, were converted at the time of our IPO into shares of Class A common stock. As used herein and in the 2014 Incentive Plan, references to “common stock” mean, prior to the completion of our IPO, our Class C common stock and, following the completion of our IPO, our Class A common stock.

Award Limitations. During the course of any fiscal year, the maximum number of shares subject to any award of stock options, stock appreciation rights, shares of restricted stock or other stock-based awards for which the grant of such award or the lapse of the relevant restricted period is subject to the attainment of performance goals, in each case, granted to any participant shall be equal to 50% of the Share Reserve under the 2014 Incentive Plan, provided that the maximum number of shares for all types of awards granted to any participant does not exceed 50% of the Share Reserve during any fiscal year. The maximum value of a cash payment to an individual made under an award with respect to a fiscal year shall be $10,000,000.

Plan Administration. The 2014 Incentive Plan provides that the plan will be administered by our board of directors. Our board of directors has the authority to amend and modify the plan, subject to any shareholder approval required by law or exchange rules. Subject to the terms of our 2014 Incentive Plan, our board of directors will have the authority to determine the terms, conditions and restrictions, including vesting terms, the number of shares of common stock subject to an award and the performance measures applicable to awards granted under the 2014 Incentive Plan, amend any outstanding awards and construe and interpret the 2014 Incentive Plan and the awards granted thereunder. Our board of directors also has the ability to delegate its authority to grant awards and/or to execute agreements or other documents on behalf of the board of directors to one or more of our officers (to the extent permitted by applicable law and applicable exchange rules), and has granted a limited authority to do so to our Chief Executive Officer.

Stock Options and Stock Appreciation Rights. Our board of directors may grant incentive stock options, non-qualified stock options and stock appreciation rights under our 2014 Incentive Plan, provided that incentive stock options can only be granted to eligible employees. Generally, the exercise price of stock options and stock appreciation rights will be fixed by the board of directors and set forth in the award agreement, but in no event will the exercise price be less than 100% of the grant date fair market value of shares of our common stock. The term of a stock option or stock appreciation right may not exceed ten years; provided, however, than an incentive stock option held by an employee who owns more than 10% of all of our classes of stock, or of certain of our affiliates, may not have a term in excess of five years and must have an exercise price of at least 110% of the grant date fair market value of shares of our common stock. Upon a participant’s termination of service for any reason other than cause, death or disability, the participant may exercise his or her option during the time period ending on the earlier of three (3) months after such termination date or the term of the option. Upon a participant’s termination of service for death or disability, the participant (or his or her estate as applicable) may exercise his or her option during the time period ending on the earlier of 12 months after such termination date or the term of option. If a participant is terminated for cause, then all outstanding options (whether or not vested) shall immediately terminate and cease to be exercisable. Subject to the provisions of our 2014 Incentive Plan, our board of directors will determine the remaining terms of the stock options and stock appreciation rights.

Restricted Stock and Restricted Stock Units. Our board of directors will decide at the time of grant whether an award will be in restricted stock or RSUs. The board of directors will also determine the number of shares subject to the award, vesting and the nature of any performance targets. Subject to the terms of the award agreement, (i) recipients of restricted stock will have voting rights and be entitled to receive dividends with respect to their respective shares of restricted stock and (ii) the recipients of RSUs will have no voting rights or rights to receive dividends with respect to their respective RSUs. The award agreements with respect to the restricted stock granted to our executive officers as described above include voting and dividend rights.

Performance-Based Awards. Our board of directors will determine the value of any performance-based award, the vesting and nature of the performance measures and whether the performance award is denominated or settled in cash, in common stock or in a combination of both. The performance goals applicable to a particular award will be determined by our board of directors in writing prior to the beginning of the applicable performance period or at such later date as permitted under Section 162(m) of the Code and while the outcome of the performance goals are substantially uncertain. The performance goals will be objective and will include one or more of the following company-wide, parent, affiliate subsidiary, division, other operational unit, administrative department or product category of the company measures: revenue or revenue growth, diversity, economic value added, index comparisons, earnings or net income (before or after taxes), operating margin, peer company comparisons, productivity, profit margin, return on revenue, return on investment, return on capital, sales growth, return on assets, stock price, earnings per share, cash flow, free cash flow, working capital levels, working capital as a percentage of sales, days sales outstanding, months on hand, days payables outstanding, production levels or services levels, market share, costs, debt to equity ratio, net revenue or net revenue growth, gross revenue, base-business net sales, total segment profit, EBITDA, adjusted diluted earnings per share, earnings per share, gross profit, gross profit growth, adjusted gross profit, net profit margin, operating profit margin, adjusted operating profit, earnings or earnings per share before income tax (profit before taxes), net earnings or net earnings per share (profit after tax), compound annual growth in earnings per share, pretax income, expenses, capitalization, liquidity, results of customer satisfaction surveys, quality, safety, cost management, process improvement, inventory, total or net operating asset turnover, operating income, total shareholder return, compound shareholder return, return on equity, return on invested capital, pretax and pre-interest expense return on average invested capital, which may be expressed on a current value basis, or sales growth, marketing, operating or workplan goals. The applicable award agreement may provide for acceleration or adjustments to the performance targets.

Vesting. Subject to the limitations set forth in the 2014 Incentive Plan, our board of directors will determine the vesting terms (including any performance targets) governing each award at the time of the grant.

Transferability of Awards. Except as otherwise permitted by the board of directors or the 2014 Incentive Plan, the 2014 Incentive Plan does not allow awards to be transferred; provided, however, that (i) certain awards may be transferable by will or by the laws of descent and distribution; (ii) the board of directors may determine, in its sole discretion, at the time of grant or thereafter that a non-qualified stock option that is otherwise not transferable is transferable to a family member in whole or in part and in such circumstances, and under such conditions, as specified by the board of directors; and (iii) shares subject to awards made pursuant to other stock-based or cash-based awards may not be transferred prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

Adjustment for Changes in Capitalization. In the event of a dissolution or liquidation, a sale of substantially all of our assets (in one or a series of transactions), a merger or consolidation with or into any other corporation (regardless of whether we are the surviving corporation), or a statutory share exchange involving capital stock, a divestiture, distribution of assets to shareholders (other than ordinary cash dividends), reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, stock combination or exchange, rights offering, spin-off or other relevant change, appropriate adjustments will be made in the number and price of shares subject to each outstanding award, as well as to the share limitations contained in the 2014 Incentive Plan.

Change in Control. Unless otherwise provided in an award agreement, in the event of a participant’s termination without cause or good reason during the 12-month period following a “change in control” (as defined in the 2014 Incentive Plan), all options and stock appreciation rights shall become immediately exercisable, and/or the period of restriction shall expire and the award shall vest immediately with respect to 100% of the shares of restricted stock, restricted stock units, and any other award, and/or all performance goals or other vesting criteria will be deemed achieved at 100% target levels and all other terms and conditions will be deemed met as of the date of the participant’s termination. In addition, in the event of a change in control, an award may be treated, to the extent determined by our board of directors to be permitted under Section 409A of the Code, in accordance with one of the following methods as determined by our board of directors in its sole discretion: (i) upon at least 10 days’ advance notice to the affected persons, cancel any outstanding awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such awards based upon the price per share received or to be received by other shareholders in the event; or (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the 2014 Incentive Plan, as determined by the board of directors in its sole discretion. In the case of any option or stock appreciation right with an exercise price that equals or exceeds the price paid for a share in connection with the change in control, the board of directors may cancel the option or stock appreciation right without the payment of consideration therefor. Except as noted above, the award agreements with respect to the restricted stock granted to our executive officers as described above provides for acceleration of all unvested shares of restricted stock upon a change in control.

Acceleration. Notwithstanding the terms of the applicable award agreement, our board of directors has the power to accelerate the time at which an award may first be exercised or the time during which an award, or any part thereof, will vest in accordance with the 2014 Incentive Plan.

Amendment, Modification or Termination of the 2014 Incentive Plan. Our board of directors has the authority to amend, modify, terminate or suspend this 2014 Incentive Plan or amend any or all of the applicable award agreements made pursuant to the 2014 Incentive Plan to the extent permitted by law, subject to any stockholder approval required by law or exchange rules for certain amendments; provided that no termination, suspension or modification of the 2014 Incentive Plan may materially or adversely affect any right acquired by any award recipient prior to such termination, suspension or modification without the consent of the award recipient. Our 2014 Incentive Plan will terminate on the ten-year anniversary of its approval by our board of directors, unless terminated earlier pursuant to the terms of the 2014 Incentive Plan.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information with respect to all of our equity compensation plans as of December 31, 2014:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	$29.31	2,734,104
Equity compensation plans not approved by security holders	—	—	—
Total	—	$29.31	2,734,104

(1)	Includes: (i) shares to be issued upon the exercise of outstanding stock options granted under the 2014 Incentive Plan – 150,000; and (ii) shares to be issued upon the vesting of outstanding RSUs granted under the 2014 Incentive Plan – 830,000.
(2)	This value does not take into account any of the RSUs discussed in Note 1 above.
(3)	Does not include outstanding restricted stock awards because those are shares outstanding. Includes shares available for issuance under the 2014 Incentive Plan. Not more than number of the shares making up the Share Reserve may be granted as incentive stock options.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT AND NON-AUDIT FEES

The following table represents aggregate fees billed or to be billed to us for the fiscal years ended December 31, 2014 and December 31, 2013 by KPMG LLP, our principal independent registered public accounting firm.

	Year ended December 31,
(in thousands)	2013	2014
Audit fees(1)	$60,000	$1,498,900
Audit related fees(2)	—	$110,000
Tax fees	—	—
All other fees	—	—

Total	$60,000	$1,608,900

(1)	Audit Fees. This category includes KPMG LLP’s audit of our annual consolidated financial statements and review of financial statements included in our quarterly reports on Form 10-Q. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or review of interim financial statements.
(2)	Services rendered in connection with our registration statements filed on Form S-1 and services that are normally provided by independent registered public accountants in connection with regulatory filings or engagements for those fiscal years.

All fees described above were approved by our Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by KPMG LLP, our independent registered public accounting firm. The Audit Committee pre-approves specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of KPMG LLP or on an individual case-by-case basis before KPMG LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by KPMG LLP is compatible with maintaining the principal accountant’s independence.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

REVIEW OF TERRAFORM POWER’S AUDITED FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2014

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended December 31, 2014.

The Audit Committee has discussed with representatives of KPMG LLP the matters required to be discussed with them under the provisions of PCAOB Auditing Standard No. 16 (Communication with Audit Committees), as modified or supplemented.

The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence and the Audit Committee has discussed the independence of KPMG LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the board of directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K, for the fiscal year ended December 31, 2014, for filing with the U.S. SEC.

Dated April 23, 2015

Submitted by:

Hanif “Wally” Dahya, Chairperson

Mark Lerdal

Steven Tesoriere

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of TerraForm Power under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of nine directors, each of whom shall hold office for a term of one year or until his successor is duly elected and qualified. Directors are elected at each annual meeting by a plurality of the votes properly cast in person or by proxy. The nine nominees for director receiving the highest number of votes “for” will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. However, if you are the beneficial owner of the shares, which means that your shares are held by a brokerage firm, bank, dealer, or other similar organization as your nominee, your shares will not be voted for the election of directors unless you have provided voting instructions to your nominee. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our current board of directors, if any. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

NOMINEES FOR DIRECTORS

Name	Positions and Offices Held With the Company
Ahmad Chatila	Director, Chairman
Carlos Domenech Zornoza	Director, Chief Executive Officer and President
Brian Wuebbels	Director
Hanif “Wally” Dahya	Director
Steven Tesoriere	Director
Martin Truong	Director
Mark Lerdal	Director
Mark Florian	Director
Francisco “Pancho” Perez Gundin	Director

We have determined that each of these director nominees possesses the requisite communication skills, personal integrity, business judgment, ability to make independent analytical inquiries, and willingness to devote adequate time and effort necessary to serve as an effective member of our board. Other specific experiences, qualifications, attributes or skills of nominees that contributed to our conclusion that the nominees should serve as directors are noted above.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THE NOMINEES FOR DIRECTORS:

AHMAD CHATILA, CARLOS DOMENECH ZORNOZA, BRIAN WUEBBELS, HANIF “WALLY” DAHYA,

STEVEN TESORIERE, MARTIN TRUONG, MARK LERDAL, MARK FLORIAN AND FRANCISCO

“PANCHO” PEREZ GUNDIN

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF KPMG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR

ENDING

DECEMBER 31, 2015

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” THE RATIFICATION THE APPOINTMENT OF KPMG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING

DECEMBER 31, 2015.

ADDITIONAL INFORMATION

STOCKHOLDER PROPOSALS AND NOMINATIONS

Requirements for Stockholder Proposals to be Considered for Inclusion in Next Year’s Proxy Materials

Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2016 annual meeting of stockholders must be received no later than December 20, 2015. In addition, all proposals will need to comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to the attention of our Secretary, at TerraForm Power, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814, or by facsimile at 240-762-7900.

Other Stockholder Proposals for Presentation at Next Year’s Annual Meeting

Notice of any director nomination or other proposal that you intend to present at the 2016 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2016 annual meeting of stockholders, must be delivered to, or mailed and received by, our Secretary, at TerraForm Power, Inc., 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814, or by facsimile at 240-762-7900 not earlier than the close of business on February 2, 2016 and not later than the close of business on March 4, 2016. However, if the date of the 2016 annual meeting of stockholders is advanced more than 30 days prior to the first anniversary of the 2015 Annual Meeting or delayed more than 70 days after such anniversary date, then such notice must be received by us no earlier than 120 days prior to the date of the 2016 annual meeting of stockholders and no later than the later of 90 days prior to the date of the 2016 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the meeting was first made by us. In addition, your notice must set forth the information required by our bylaws with respect to each director nomination or other proposal that you intend to present at the 2016 annual meeting of stockholders. Copies of the provisions of our bylaws applicable to stockholder nominations and proposals will be forwarded to any stockholder upon written request.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 2, 2015

The proxy statement and the annual report to stockholders are available at http://www.terraform.com.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the board of directors

By:	/s/ Sebastian Deschler
Name:	Sebastian Deschler
Title:	Senior Vice President, General
Counsel and Secretary

April 23, 2015

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com
TERRAFORM POWER, INC. 7550 WISCONSIN AVENUE, 9TH FLOOR BETHESDA, MARYLAND 20814

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time, the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/TERP
You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Time, the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M91898-TBD	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TERRAFORM POWER, INC. The Board of Directors recommends you vote FOR the following:					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors				☐	☐	☐

	Nominees:

	01)	Ahmad Chatila	06)	Mark Lerdal
	02)	Carlos Domenech Zornoza	07)	Martin Truong
	03)	Brian Wuebbels	08)	Francisco Perez Gundin
	04)	Hanif Dahya	09)	Steven Tesoriere
	05)	Mark Florian

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2015.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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M91899-TBD

TERRAFORM POWER, INC.

Annual Meeting of Shareholders

June 2, 2015, 9:00 A.M.

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Carlos Domenech Zornoza and Sebastian Deschler, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TERRAFORM POWER, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 A.M., Eastern Time, on June 2, 2015, at www.virtualshareholdermeeting.com/TERP, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side